Exhibit 2.3
[NOTE: THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]
SHARE PURCHASE AGREEMENT
by and among
Phoenix Technologies Ltd.
BeInSync Ltd.
The Shareholders of BeInSync Ltd.
and
The Representative Named Herein
Effective as of March 26, 2008

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EXHIBITS

Exhibit A	List of Executing Shareholders
Exhibit B	Closing Bonus List
Exhibit C	Pro Forma Spreadsheet
Exhibit D	Investment Representation Statement
Exhibit E	Bank Signatories
Exhibit F	Share Transfer Deeds
Exhibit G	Option Cancellation Agreement
Exhibit H	Shareholder Waiver and Release
Exhibit I	Form of Resignation Letter
Exhibit J	Company Counsel Opinion
Exhibit K	Proprietary Information Agreement
Exhibit L	Waiver and Release

[NOTE: THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 26, 2008 (the “Agreement Date”) by and among Phoenix Technologies Ltd., a Delaware corporation (“Buyer”), BeInSync Ltd., a company incorporated under the laws of the State of Israel (the “Company”), each holder of Company Shares (as defined below) identified on Exhibit A attached hereto (each an “Executing Shareholder” and collectively, the “Executing Shareholders”), and Tal Barnoach, as Representative with respect to the provisions hereof which specifically refer to such Representative (the “Representative”). Each of Company, Buyer and Executing Shareholders shall be known herein as a “Party” and collectively as the “Parties.
RECITALS
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Buyer shall purchase from the Shareholders (as defined below) and the Shareholders shall sell to Buyer all of the issued and outstanding share capital of the Company (the “Share Purchase”) on the terms and subject to the conditions set forth in this Agreement.
     B. The Boards of Directors of Buyer and the Company have determined that the transactions contemplated by this Agreement are in the best interests of their respective shareholders and have approved and declared advisable this Agreement and the transactions contemplated hereby.
     C. The Executing Shareholders collectively hold at least 95% of the issued and outstanding Company Shares, and the Executing Shareholders and the remaining shareholders of the Company (collectively with the Executing Shareholders, the “Shareholders”) own 100% of the issued and outstanding Company Shares as set forth on Exhibit A attached hereto.
     D. Buyer and its Affiliates will have certain indemnification rights against all Shareholders for losses arising out of breaches of the representations, warranties, covenants and agreements and will deposit with an escrow agent appointed by Buyer and the Representative (the “Escrow Agent”) the Escrow Amount (as defined below) otherwise payable by Buyer to the Shareholders to secure the indemnification obligations referred to herein.
     E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Key Employee (as defined in Article 1) is executing and delivering to Buyer a retention letter (each an “Offer Letter”) and Sharon Carmel is executing an Employment Agreement, which Offer Letters and Employment Agreement shall become effective only upon and subject to the completion of the Closing (as defined in Article 1).
     F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Key Employee is executing and delivering to Buyer a noncompetition agreement (each a “Noncompetition Agreement”), which agreement shall become effective only upon and subject to the completion of the Closing.
     G. Buyer, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase and to prescribe various conditions to the Share Purchase.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
     As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate Liquidation Preference” means the sum of:
     (i) (A) the Preferred A Preference for the Company Preferred A Shares multiplied by (B) the aggregate number of Company Preferred A Shares outstanding immediately prior to the Closing Date; plus
     (ii) (A) the Preferred A-1 Preference for the Company Preferred A-1 Shares multiplied by (B) the aggregate number of Company Preferred A-1 Shares outstanding immediately prior to the Closing Date; plus
     (iii) (A) the Preferred B Preference multiplied by (B) the aggregate number of Company Preferred B Shares outstanding immediately prior to the Closing Date; plus
     (iv) (A) the Preferred C Preference multiplied by (B) the aggregate number of Company Preferred C Shares outstanding immediately prior to the Closing Date.
     (iv) (A) the Preferred C-1 Preference multiplied by (B) the aggregate number of Company Preferred C-1 Shares outstanding immediately prior to the Closing Date.
     (iv) (A) the Preferred C-2 Preference multiplied by (B) the aggregate number of Company Preferred C-2 Shares outstanding immediately prior to the Closing Date.
     “Applicable Law” means, collectively, all federal, state, local or municipal laws, statutes, ordinances, regulations, and rules of the United States and the State of Israel, and all orders, writs, injunctions, awards, judgments and decrees (and any regulations promulgated thereunder) applicable to the assets, properties and business of the applicable company or entity.
     “Balance Sheet Date” means December 31, 2007.
     “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or required to close in Israel or the State of California.
     “Buyer Common Stock” means the Common Stock par value of $.001 of Buyer.

     “Buyer Common Stock Value” shall mean the average closing price for a share of Buyer Common Stock as quoted on the Nasdaq Global Market during the twenty (20) Business Days prior to (but not including) the Agreement Date.
     “Closing” means the closing of the transactions necessary to consummate the Share Purchase.
     “Closing Consideration Adjustment” means an amount equal to [**].
     “Closing Date” means April 30, 2008 provided the conditions set forth in Article 7 have been satisfied or waived or such other date as shall be agreed to by the Company and Buyer in writing.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company Balance Sheet” means the Company’s unaudited consolidated balance sheet as of the Balance Sheet Date included in the Company Financial Statements.
     “Company Business” means the business of the Company and the Subsidiaries as presently conducted or as presently contemplated by the Company and the Subsidiaries to be conducted.
     “Company Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by the Company to Buyer on the Agreement Date listing any disclosures to be made pursuant to the representations and warranties of the Company herein(each of which disclosures, in order to be effective, shall clearly indicate (including by cross-reference) the section and, if applicable, the subsection of Article 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is clearly apparent from the actual text of the disclosures without reference to further documentation), and each of which disclosures shall also be deemed to be a representation and warranty made by the Company under Article 3 hereof).
     “Company Financial Statements” means (A) the Company’s audited consolidated balance sheet dated December 31, 2006; (B) the Company’s audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2006; (C) the Company Balance Sheet; and (D) the Company’s unaudited consolidated statements of operations, shareholders’ equity and cash flows for the 12 months ended December 31, 2007.
     “Company Intellectual Property” means all Intellectual Property that is owned by Company or any Subsidiary and all other Intellectual Property that is Used in or necessary for the conduct of Company Business.
     “Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.10 or Section 3.11.
     “Company Optionholders” means the holders of Company Options.
     “Company Options” means options to purchase Company’s Ordinary Shares issued pursuant to the Company Share Plan.
     “Company Ordinary Shares” means the Ordinary Shares, nominal value New Israeli Shekels (NIS) 0.01 each, of the Company.
     “Company Preferred A Shares” means the Series A Preferred Shares, nominal value NIS 0.01 each, of the Company.

     “Company Preferred A Shares Per Share Amount” means (i) the Preferred A Preference for the Company Preferred A Shares plus (ii) (A) the number of Ordinary Shares into which each Company Preferred A Share would be convertible pursuant to the Company Charter multiplied by (B) the Ordinary Per Share Amount.
     “Company Preferred A-1 Shares” means the Series A-1 Preferred Shares, nominal value NIS 0.01 each, of the Company.
     “Company Preferred A-1 Shares Per Share Amount” means (i) the Preferred A Preference for the Company Preferred A-1 Shares plus (ii) (A) the number of Ordinary Shares into which each Company Preferred A-1 Share would be convertible pursuant to the Company Charter multiplied by (B) the Ordinary Per Share Amount.
     “Company Preferred B Options” means the outstanding options to purchase Company Preferred B Shares.
     “Company Preferred B Shares” means the Series B Preferred Shares, nominal value NIS 0.01 each, of the Company.
     “Company Preferred B Shares Per Share Amount” means (i) the Preferred B Preference plus (ii) (A) the number of Ordinary Shares into which each Company Preferred B Share would be convertible pursuant to the Company Charter multiplied by (B) the Ordinary Per Share Amount.
     “Company Preferred C Shares” means the Series C Preferred Shares, nominal value NIS 0.01 each, of the Company.
     “Company Preferred C-1 Shares” means the Series C-1 Preferred Shares, nominal value NIS 0.01 each, of the Company.
     “Company Preferred C-2 Shares” means the Series C-2 Preferred Shares, nominal value NIS 0.01 each, of the Company.
     “Company Preferred C Shares Per Share Amount” means (i) the Preferred C Preference plus (ii) (A) the number of Ordinary Shares into which each Company Preferred C Share would be convertible pursuant to the Company Charter multiplied by (B) the Ordinary Per Share Amount.
     “Company Preferred C-1 Shares Per Share Amount” means (i) the Preferred C-1 Preference plus (ii) (A) the number of Ordinary Shares into which each Company Preferred C-1 Share would be convertible pursuant to the Company Charter multiplied by (B) the Ordinary Per Share Amount.
     “Company Preferred C-2 Shares Per Share Amount” means (i) the Preferred C-2 Preference plus (ii) (A) the number of Ordinary Shares into which each Company Preferred C-2 Share would be convertible pursuant to the Company Charter multiplied by (B) the Ordinary Per Share Amount.
     “Company Products” means any and all products, Software or service offerings Used or proposed to be Used by Company or any Subsidiary including, without limitation, any products, Software or service offerings sold or marketed by Company or any Subsidiary (including any Company Websites), and any products, Software or service offerings under development by Company or any Subsidiary on or prior to the Closing Date.

     “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or registered in the name of, Company or any Subsidiary.
     “Company Shares” shall mean the Company Ordinary Shares, Company Preferred A Shares, Company Preferred A-1 Shares, Company Preferred B Shares and Company Preferred C Shares, taken together.
     “Company Share Plan” means the Company’s 2003 Israeli Share Option Plan.
     “Company Software” means all Software that is owned by Company or any Subsidiary, and all other Software that is Used in or necessary for the conduct of the Company Business, including without limitation, all (i) programs Used in the sale, licensing or provision of Company Products to customers and/or end users, including any programs incorporated in, or integrated or bundled with, any Company Product, (ii) programs intended for license to customers and/or end users, and (iii) programs, libraries, modules and other materials used by Company or any Subsidiary in the development, design, construction and testing of any of the programs described in (i) or (ii) above.
     “Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
     “Copyright” means all registered and unregistered copyrights of Company or any Subsidiary in both published and unpublished works.
     “Debt” of the Company and any Subsidiary means all indebtedness for borrowed money (excluding accounts payable, but including long-term debt and any current portion of long-term debt and any amounts outstanding under any line of credit), obligations with respect to capital leases and obligations or indebtedness related to the factoring of receivables, including, in each case any interest accrued thereon and any fees, charges or penalties payable by the Company or any Subsidiary in connection with the pre-payment or re-payment of such indebtedness and/or obligations.
     “Encumbrance” means, with respect to any tangible or intangible asset (including without limitation, Company Shares), any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim or other encumbrance of any kind in respect of such asset, including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof. For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal or state securities laws shall not represent an Encumbrance.
     “Escrow Agent” means U.S. Bank, National Association.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expiration Date” means 11:59 p.m. California time on the date that is [**] months following the Closing Date.
     “Fully-Diluted Shares” means the sum of (a) the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Closing Date, (b) the aggregate number of Company Preferred A Shares that are issued and outstanding immediately prior to the Closing Date (on an as-converted basis), (c) the aggregate number of Company Preferred A-1 Shares that are issued and outstanding immediately prior to the Closing Date (on an as-converted basis), (d) the aggregate number of Company Preferred B Shares that are issued and outstanding immediately prior to the Closing Date (on an as-converted basis), (e) the aggregate number of Company Preferred C Shares that are issued and outstanding immediately prior to the Closing Date (on an as-converted basis), (f) the aggregate number of Company Preferred C-1 Shares that are issued and outstanding immediately prior to the Closing Date (on an as-converted basis), (g) the aggregate number of Company Preferred C-2 Shares that are issued and outstanding immediately prior to the Closing Date (on an as-converted basis), (h) the aggregate number of Company Ordinary Shares issuable upon the exercise of outstanding Vested Company Options immediately prior to the Closing Date on a “cashless basis”; and (g) the aggregate number of Company Preferred B Shares issuable upon the exercise of outstanding Company Preferred B Options immediately prior to the Closing Date on a “cashless basis” (on an as-converted basis).
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “Governmental Authority” means, with respect to any country, any: (a) federal, state, commonwealth, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal or other government; or (c) governmental or quasi governmental or regulatory authority of any nature (including any taxing authority, other governmental or administrative division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).
     “Independent Accounting Firm” means Deloitte & Touche LLP or such other internationally recognized accounting firm, other than Ernst & Young, LLP, to be mutually agreed to by Buyer and Representative.
     “Intellectual Property” means any and all of the following and all rights in, arising out of or associated therewith: (i) all Israeli, United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) all Software; (x) all content, text, graphics, images, audio, video, data, and Software included on or used to operate and maintain the Internet sites owned and/or operated by Company or any Subsidiary (the “Company Websites”), including all data, documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, all programming code (source and object), subscriber and other data, archives, and server and traffic logs relating to the Company Websites and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.
     “Investment Center” means the Investment Center of the Israeli Ministry of Industry, Trade and Labor.
     “IRA” means the Amended and Restated Investor Rights Agreement dated as of July 6, 2006 between the Company, the Founders and the Investors (as such terms are defined therein).

     “Israeli Code” means the Income Tax Ordinance of Israel [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.
     “Israel Securities Law” means the Israel Securities Law, 1968, as amended, and the rules and regulations promulgated thereunder.
     “ITA” means the Israel Tax Authority established pursuant to the Israeli Code.
     “Key Employee” means each of Sharon Carmel, Ofer Herman, Adi Ruppin, Yoav Borer, Avi Barnea, Yaron Zelikovitch, Yana Freidman and Ori Eshel.
     “Knowledge” An individual will be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter by a reasonable inquiry under the circumstances Company will be deemed to have “Knowledge” of a particular fact or other matter if any of Tal Barnoach, Sharon Carmel and Motti Vaknin or any of its officers or directors has Knowledge of such fact or matter.
     “Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
     “Licensed Intellectual Property” means all Intellectual Property which Company or any Subsidiary is authorized or otherwise permitted to Use pursuant to an Inbound License identified in Section 3.10(b) of the Company Disclosure Schedule, excluding any such Intellectual Property exclusively licensed to Company or any Subsidiary.
     “Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole, other than any change, event, circumstance, condition or effect resulting from (A) changes in economic, financial market, regulatory or political conditions or acts of war or terrorism that generally affect the participants in the industries or markets in which the Company operates, and (B) changes in any applicable law or GAAP (but only, in the case of the foregoing clauses (A) and (B), to the extent that such changes or developments occur after the date hereof and do not have a disproportionate impact on the Company, taken as a whole, relative to the other participants in the industries in which it operates).
     “Net Assets” means (i) the Company’s current assets on a consolidated basis, (as defined by and determined in accordance with GAAP) less (ii) the Company’s total liabilities on a consolidated basis (as defined by and determined in accordance with GAAP).
     “Net Assets Decrease” means the amount by which the Net Assets is less than $0.
     “Net Assets Increase” means the amount by which the Net Assets is greater than $0.
     “OCS” means the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.

     “Off-the-Shelf Software” means all Company Software that is commercially available off-the-shelf software with an acquisition cost of less than $1,000 per copy, seat, CPU, or named user.
     “Ordinary Per Share Amount” means (i) (A) the Total Consideration less (B) the Aggregate Liquidation Preference, divided by (ii) the Fully-Diluted Shares.
     “Ordinary Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Ordinary Per Share Amount.
     “Ordinary Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) the Ordinary Per Share Amount.
     “Patents” means all patents, patent applications, continuations, extensions and foreign counterparts.
     “Paying Agent” means a paying agent based in Israel as shall be designated by Buyer and the Company.
     “Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority.
     “Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, repairers, servicers, bailees, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.
     “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
     “Preferred A Preference” shall be as such term is defined and calculated in accordance with the terms of the Company Charter and set forth in the Spreadsheet.
     “Preferred A Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Company Preferred A Per Share Amount.
     “Preferred A Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) each of the Company Preferred A Per Share Amount.
     “Preferred A-1 Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Company Preferred A-1 Per Share Amount.
     “Preferred A-1 Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) each of the Company Preferred A-1 Per Share Amount.

     “Preferred B Preference” shall be as such term is defined and calculated in accordance with the terms of the Company Charter and set forth in the Spreadsheet.
     “Preferred B Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Company Preferred B Per Share Amount.
     “Preferred A Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) each of the Company Preferred B Per Share Amount.
     “Preferred C Preference” shall be as such term is defined and calculated in accordance with the terms of the Company Charter and set forth in the Spreadsheet.
     “Preferred C Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Company Preferred C Per Share Amount.
     “Preferred C Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) each of the Company Preferred C Per Share Amount.
     “Preferred C-1 Preference” shall be as such term is defined and calculated in accordance with the terms of the Company Charter and set forth in the Spreadsheet.
     “Preferred C-1 Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Company Preferred C-1 Per Share Amount.
     “Preferred C-1 Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) each of the Company Preferred C-1 Per Share Amount.
     “Preferred C-2 Preference” shall be as such term is defined and calculated in accordance with the terms of the Company Charter and set forth in the Spreadsheet.
     “Preferred C-2 Per Share Cash Consideration” means the result of (a) 0.85, multiplied by (b) the Company Preferred C-2 Per Share Amount.
     “Preferred C-2 Per Share Stock Consideration” means the result of (a) 0.15, multiplied by (b) each of the Company Preferred C-2 Per Share Amount.
     “Pro Rata Share” means on a pro rata basis (based upon the aggregate amount of the Total Consideration that each Securityholder is entitled to receive pursuant to Article 2 in respect of such Securityholder’s Company Shares, Company Vested Options or Company Preferred B Options), relative to the aggregate amount of the Total Consideration that all Securityholders are entitled to receive pursuant to Article 2 in respect of their Company Shares, Company Options or Company Preferred B Options.
     “Registered Intellectual Property” means all Israeli, United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) registered domain names, URLs and other names and locators associated with the Internet and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     “Retention Bonuses” means the retention bonus payable to each Key Employee in an amount equal to three or six months, as applicable of such Key Employee’s salary on the first anniversary of the Closing Date assuming continued employment with the Buyer or the Company through such anniversary date.
     “RTPA” means the Israeli Restrictive Trade Practices Act, 1988, as amended.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securityholder” means any holder of Vested Company Options, any holder of Company Preferred B Options and any Shareholder.
     “Software” means any and all (i) computer programs, systems, applications and code, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any Internet site(s) or search engines operated by or on behalf of Company or Subsidiary, and (v) all documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
     “Spreadsheet” means the spreadsheet to be attached as Schedule 3.3(d) of the Company Disclosure Schedule, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Closing, the following factual information relating to holders of Company Shares: (A) the names of all of the Securityholders and their addresses and U.S. taxpayer identification numbers or Israeli identification numbers (if available); (B) the number of Company Shares held by the Shareholders and the respective share certificate numbers; (C) the calculation of the Total Consideration, including the Company Preferred A Shares Per Share Amount, Company Preferred A-1 Shares Per Share Amount, Company Preferred B Shares Per Share Amount, Company Preferred C Shares Per Share Amount, Company Preferred C-1 Shares Per Share Amount and Company Preferred C-2 Shares Per Share Amount; (D) the calculation of the portion of the Total Consideration payable or issuable to each Shareholder pursuant to Section 2.1 of this Agreement; (E) the calculation of the Option Consideration payable to each holder of Vested Company Options; (F) the calculation of the B Option Consideration payable to the holders of the Company Preferred B Options, and (G) each Securityholder’s share (expressed both as a percentage and a number of shares of Buyer Common Stock) of the Escrow Amount.
     “Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.
     “Subsidiary” means each of BeInSync UK, Ltd., a limited private company incorporated and existing under the laws of England and Wales and BeInSync, Inc., a Delaware corporation.
     “Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation, national insurance (‘bituach leumi‘), national health insurance (‘bituach briyut’) and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest, linkages differences (‘hefreshei hatzmada‘) or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
     “Tax Returns” means all returns, declarations, reports, estimates, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any exhibits or schedules attached to any of the foregoing.
     “Total Consideration” means $22,000,000 plus (i) the Closing Consideration Adjustment, less (ii) the Net Assets Decrease or plus the Net Assets Increase, less (iii) the Transaction Expenses that have not been paid as of immediately prior to the Closing Date or included in the calculation of Net Assets; and less (v) the amount required to be paid to Kreos pursuant to the Kreos Pay-Off Letter and to Bank Leumi Le-Israel B.M. under the Company’s outstanding credit line to Bank Leumi, but only to the extent that such amounts are not included in the calculation of Net Assets.
     “Total Stock Consideration” means a number of whole shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the result of (a) Total Consideration, multiplied by (b) 0.15, divided by (c) Buyer Common Stock Value.
     “Trademarks” mean all trade names, registered and unregistered trademarks, service marks or applications of Company.
     “Transaction Documents” means this Agreement, the Investment Representation Statement, the Offer Letters, the Employment Agreement with Sharon Carmel, the Noncompetition Agreement and such other instruments and agreements required by the Agreement to be executed and delivered hereunder.
     “Transaction Expenses” means all out-of-pocket costs and expenses incurred by, or to be paid by, the Company in connection with the Share Purchase and this Agreement and the transactions contemplated hereby, including, without limitation, any fees and expenses of legal counsel, financial advisors, investment bankers and accountants, any insurance premiums for coverage as provided in Section 6.11, any bonus or other payments made to employees, consultants, officers or directors of the Company in connection with the transactions contemplated by this Agreement, including the amounts due to each of SpeedUp Ltd. and Carmel Nihul Ltd. pursuant to undertakings executed by the Company with each of the foregoing (the “Founder Undertakings”), the Closing Bonuses (as defined in Section 2.1(c)), severance due in lieu of the required notice of termination of employment with respect to Motti Vaknin beyond 60 days following the Closing Date, but excluding the Retention Bonuses to be paid by the Buyer pursuant to the terms of the Offer Letters.

     “Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, catalog, select, coordinate, arrange, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise) and disclose.
     “Vest” shall mean, with respect to an option or warrant, such option or warrant being or becoming exercisable for shares of Company Shares, including without limitation as a result of any acceleration of exercisability as result of the transactions contemplated by this Agreement; and “Vested”, with respect to an option or warrant, refers to shares underlying the portion of the option or warrant that is exercisable for shares of Company Shares.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2.
THE SHARE PURCHASE
     2.1. Agreement to Sell and Purchase Shares.
          (a) Effect on Company Shares. At the Closing, each holder of Company Shares shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from such holder, free and clear of any Encumbrance and with the benefits of all rights whatsoever attaching or accruing to such shares on or after the Closing Date, all Company Shares held by such holder in consideration of:
          (i) in the case of Company Ordinary Shares, (A) an amount of cash per Company Ordinary Share, without interest, equal to the Ordinary Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Ordinary Share equal to the Ordinary Per Share Stock Consideration;
          (ii) in the case of Company Preferred A Shares, (A) an amount of cash per Company Preferred A Share, without interest, equal to the Preferred A Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Preferred A Share equal to the Preferred A Per Share Stock Consideration;
          (iii) in the case of Company Preferred A-1 Shares, (A) an amount of cash per Company Preferred A-1 Share, without interest, equal to the Preferred A-1 Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Preferred A-1 Share equal to the Preferred A-1 Per Share Stock Consideration;
          (ii) in the case of Company Preferred B Shares, (A) an amount of cash per Company Preferred B Share, without interest, equal to the Preferred B Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Preferred B Share equal to the Preferred B Per Share Stock Consideration;
          (ii) in the case of Company Preferred C Shares, (A) an amount of cash per Company Preferred C Share, without interest, equal to the Preferred C Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Preferred A Share equal to the Preferred C Per Share Stock Consideration;

          (ii) in the case of Company Preferred C-1 Shares, (A) an amount of cash per Company Preferred C-1 Share, without interest, equal to the Preferred C-1 Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Preferred C-1 Share equal to the Preferred C-1 Per Share Stock Consideration;
          (ii) in the case of Company Preferred C-2 Shares, (A) an amount of cash per Company Preferred C-2 Share, without interest, equal to the Preferred C-2 Per Share Cash Consideration, and (B) a fraction of Buyer Common Stock per Company Preferred C-2 Share equal to the Preferred C-2 Per Share Stock Consideration;
          The amount of cash that each holder is entitled pursuant to this Section 2.1(a) to shall be rounded down to the nearest whole cent and computed after aggregating all Company Shares held by such holder. The preceding provisions of this Section 2.1(a) are subject to the provisions of Section 2.1(c) and Section 2.2.
          (b) Bring Along.
                    (i) As of the Agreement Date, the Executing Shareholders, holding more than ninety-five percent (95%) of the voting rights in the Company, have duly executed this Agreement and by executing this Agreement such shareholders are deemed to have accepted an offer by Buyer to purchase their shares in accordance with the terms set forth in this Agreement, in accordance with Section 341 of the Israeli Companies Law, 1999 (the “Companies Law”) and Article 51 of the Company Charter (as defined below).
                    (ii) Promptly after the Agreement Date and for as long as this Agreement is not duly terminated, the Company and the Executing Shareholders shall take all commercially reasonable actions to obtain from all other shareholders of the Company who did not execute this Agreement on the Agreement Date, a counter signature on this Agreement under which each such other holder of Company Shares becomes bound by and subject to the provisions of this Agreement as an “Executing Shareholder”.
                    (iii) This Agreement shall be deemed, for the purpose of Section 341(a) of the Israeli Companies Law and Article 51 of the Company Charter to constitute (i) an offer by Buyer for the purchase of all issued and outstanding share capital of the Company which is conditioned upon the sale of all of the outstanding share capital of the Company and (ii) an acceptance of such offer by all Executing Shareholders who have duly executed this Agreement initially or pursuant to Section 2.1(b)(ii) above. This Agreement shall also be deemed a “Sale Event Notice” pursuant to Article 51.1 of the Company Charter.
                    (iv) Within three (3) Business Days after the Agreement Date, Buyer shall, in accordance with Section 341(a) of the Companies Law, provide a written notice (the “341 Notice”) to each Shareholder of the Company that has not duly executed and delivered this Agreement or countersigned this Agreement in accordance with Section 2.1(b)(ii) (a “Non Consenting Shareholder”) that Buyer wishes to purchase such Non Consenting Shareholder’s shares in the Company under the terms and conditions of this Agreement. Buyer, the Company and the Executing Shareholders shall take such other actions as may be commercially reasonably appropriate in order to complete the transfer of all of the outstanding Company Shares pursuant to Section 341 of the Companies Law and under the terms and conditions of this Agreement. After satisfactory completion of the necessary procedures under Section 341 of the Companies Law and provided that no injunction against the Share Purchase was issued by a court of competent jurisdiction that was not subsequently removed, at the Closing the Company shall register Buyer as owner of all the shares of the Company held by all Non Consenting Shareholders as of the Closing against delivery by Buyer to the Company of the portion of an amount per Company Share held by the Non Consenting Shareholders equal to the consideration payable at the Closing to the Non Consenting Shareholders pursuant to Section 2.1(a) less such Non-Consenting Shareholder’s portion of the Escrow Amount to be held in escrow by the Company and paid to the Non Consenting Shareholders following the Closing.
                    (v) For purposes of this Agreement, the term “Shareholder” shall include all Non Consenting Shareholders and each such Non Consenting Shareholder shall be deemed to be subject to the terms and conditions of this Agreement (including the provisions of ARTICLE 8), except to the extent that doing so would be inconsistent with the provisions of Section 341 of the Companies Law.
                    (vi) Each party hereto shall cooperate with the other parties hereto, as any party may reasonably request, in the taking of any action hereunder and otherwise under Section 341 of the Companies Law and Article 51 of the Company Charter, including in making all reasonable filings and taking such other reasonable action which is necessary or desirable to effect the transactions under this Agreement with respect to all the securities of the Company outstanding as of the Closing in compliance with Section 341 of the Companies Law and Article 51 of the Company Charter.
          (c) Closing Bonus; Founder Undertakings. At or promptly following the Closing, the cash bonus payments set forth in Exhibit B and the amounts payable under the Founder Undertakings shall be paid by the Company to the individuals listed thereon in the amounts set forth thereon (the “Closing Bonus”). Buyer or its Affiliates shall make available to the Company, on or prior to the Closing, the funds required to effect the Closing Bonus and the amounts payable under the Founder Undertakings, and such amounts shall be considered part of the Transaction Expenses.
          (d) Tax Withholding Right. Buyer, Buyer’s agents and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Securityholder, pursuant to this Agreement (including any amounts payable for Closing Bonuses, Option Consideration, B Option Consideration, Retention Bonuses, and any other amounts payable pursuant to the Founder Undertakings) such amounts as it is required to deduct and withhold with respect to the making or vesting of such payment under any provision of any applicable Tax law, to the extent that any such amounts have not already been withheld prior to the Closing provided, that:
                    (i) if an Israeli tax ruling with respect to withholding is obtained from the ITA, any withholding under the Israeli Code will be made in accordance with such tax ruling,
                    (ii) no withholding or reduced withholding under the Israeli Code will be made from any consideration payable hereunder to a Securityholder to the extent that such holder has provided Buyer, Buyer’s agents or the Company with an appropriate and applicable exemption or confirmation of no withholding or a reduced withholding rate issued by the ITA or such other document, opinion or form which, in the discretion of Buyer, is sufficient to enable Buyer, Buyer’s agents or the Company to reasonably conclude that no withholding or a reduced rate of withholding, as applicable, of Israeli Tax is required with respect to the particular Securityholder in question (a “Qualified Withholding Certificate”), prior to the time such payment of consideration is made;
                    (iii) no withholding under United States Tax law will be made from any consideration payable hereunder to a Securityholder to the extent that such Securityholder has provided Buyer, Buyer’s agents or the Company with appropriate W-8 forms for non-resident alien certifications establishing a complete exemption from such withholding taxes or appropriate W-9 forms, prior to the time such payment of consideration is made; and

                    (iv) in the absence of receipt of a Qualified Withholding Certificate, to the extent any Tax is withheld by Buyer or the Company, as the case may be, in accordance with the provisions hereof, then the party withholding such amount (to the extent not deposited in escrow pursuant to the provisions of the Tax Escrow Agreement) shall not remit same to the applicable Tax authorities until the last reasonably practicable date for such remittance as required under applicable Tax law, unless it is provided, prior to such date, with a Qualified Withholding Certificate in respect of such payment, in which case Buyer shall withhold in accordance with the provisions of the Qualified Withholding Certificate and any remaining amount shall be promptly released to the applicable holder.
                    Notwithstanding the foregoing, with respect to any Securityholder who has submitted a request for a withholding ruling or a request for a certificate of exemption to the ITA in accordance with the terms of the Tax Escrow Agreement to be entered prior to the Closing (the “Tax Escrow Agreement”),and such request specifically discloses to the ITA the existence of the Tax Escrow Agreement, and provided a copy of such request to Buyer and counsel to Buyer at least three (3) business days prior to the Closing, but has not yet received such ruling or certificate of exemption prior to such time, Buyer shall be required to deposit the amount of withholding tax reasonably determined by Buyer to be applicable to such Securityholder (the “Withholding Tax Amount”) with respect to that portion of the amounts otherwise payable to such Securityholder in escrow with an escrow agent designated by the Company and Buyer (the “Tax Escrow Agent”), and shall be entitled to deduct and withhold from the portion of the amounts otherwise payable pursuant to this Agreement to such Securityholder an additional amount equal to 10% (ten percent) of such Withholding Tax Amount (the “Withholding Adjustment Amount”), which shall also be deposited with the Tax Escrow Agent, with such combined amount to be held by the Tax Escrow Agent pursuant to the Tax Escrow Agreement. Any Withholding Tax Amount and Withholding Adjustment Amount deposited into escrow with the Tax Escrow Agent in accordance with this Section 2.1(d) shall be held by the Tax Escrow Agent and distributed in accordance with the terms of the Tax Escrow Agreement. Among other things, the Tax Escrow Agreement shall provide that if a Securityholder does not deliver a Qualified Withholding Certificate to the Escrow Agent within 90 days of the Closing, the Escrow Agent shall be entitled to transfer to the Israel Tax Authorities the full amount of any withholding tax then due as reasonably determined by the Buyer. If any Tax was withheld and paid to any tax authority, then Buyer or the Company shall provide the relevant Securityholder (the “Affected Securityholder “) with a written confirmation regarding the amount of Tax that was withheld. Such a confirmation will be provided within fourteen (14) days from the date of withholding. In addition, in the case that the relevant tax authority does not accept the form of such confirmation, then, if requested, each of Buyer and the Company shall reasonably cooperate with the Affected Securityholder with the aim of providing the Affected Securityholder with an appropriate confirmation acceptable to the relevant tax authority If Buyer, Buyer’s agents or the Company so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder with respect to whom such deduction and withholding was made.
          (e) Treatment of Company Options and Company Preferred B Options.
                    (i) At the Closing, each Vested Company Option shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancellation an amount equal to the product of (x) the number of Ordinary Shares that are subject to such Vested Company Option immediately prior to the Closing and (y) the excess, if any, of the Ordinary Per Share Amount over the exercise price per Company Ordinary Share subject to such Vested Company Option (the “Option Consideration”). Subject to Section 2.3, the Option Consideration shall be paid as follows: (a) 85% of the Option Consideration shall be paid in cash, and (b) 15% of the Option Consideration shall be paid by issuance of Buyer Common Stock based on a price per share equal to the Buyer Common Stock Value. Prior to the Closing, the Company shall take all actions necessary to give effect to the actions contemplated by this Section 2.1 in order that, from and after the Closing, holders of Company Options will have no rights with respect thereto other than those specifically provided in this Section 2.1.
                    (ii) At the Closing, the Company Preferred B Options shall be canceled and Kreos shall be entitled to receive in consideration for such cancellation an amount equal to the product of (x) the number of Company Preferred B Shares that are subject to such Company Preferred B Options immediately prior to the Closing and (y) the excess, if any, of the Company Preferred B Per Share Amount over the exercise price per Company Preferred B Share subject to such Company Preferred B Options (the “B Option Consideration”). Subject to Section 2.3, the B Option Consideration shall be paid as follows: (a) 85% of the B Option Consideration shall be paid in cash, and (b) 15% of the B Option Consideration shall be paid by issuance of Buyer Common Stock based on a price per share equal to the Buyer Common Stock Value. Prior to the Closing, the Company shall take all actions necessary to give effect to the actions contemplated by this Section 2.1 in order that, from and after the Closing, Kreos will have no rights with respect thereto other than those specifically provided in this Section 2.1.
     2.2. Closing Balance Sheet Adjustments.
          (a) Not less than five (5) Business Days prior to the scheduled Closing Date, the Company shall deliver to Buyer an estimated unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Preliminary Closing Balance Sheet”) that has been prepared in accordance with GAAP. During the period following delivery of the Preliminary Closing Balance Sheet and prior to the scheduled Closing Date, the Company shall provide Buyer and its independent outside auditors with reasonable access to the Company’s books of account and records used to prepare the Preliminary Closing Balance Sheet, and the management of the Company, for the purpose of verifying the amounts set forth therein. The Company shall consider in good faith any comments and proposed changes to the Preliminary Closing Balance Sheet that may be suggested by Buyer in the period following delivery thereof but prior to the Closing. The Preliminary Closing Balance Sheet shall present fairly, on a good faith basis and using the Company’s reasonable best efforts, the estimated financial position of the Company as of the Closing Date. Such Preliminary Closing Balance Sheet shall be certified by the Chief Executive Officer of the Company as having been prepared in accordance with the foregoing principles and shall serve as the basis for the calculation of the Net Assets for purposes of calculating the Total Consideration to be paid to the Shareholders pursuant to Section 2.1. The Total Consideration shall be subject to further adjustment following the Closing in accordance with the procedures set forth in this Section 2.2.
          (b) Within 60 days after the Closing Date, Buyer shall cause to be prepared and delivered to the Representative an updated unaudited balance sheet of the Company as of the Closing Date (the “Proposed Final Closing Balance Sheet”) prepared in accordance with GAAP as previously applied by the Company in the preparation of the Company Balance Sheet, which shall take into account any information not available to the parties at the time the Preliminary Closing Balance Sheet shall have been delivered, and the former officers of the Company shall provide such assistance in the preparation of the Proposed Final Closing Balance Sheet as shall be reasonably requested by Buyer In connection with the delivery of the Proposed Final Closing Balance Sheet, Buyer shall also deliver to the Representative a worksheet which sets forth Buyer’s revised calculation of the Net Assets and an explanation of any changes made to the Company’s calculation of such amount. Buyer’s revised calculation of the Net Assets is referred to herein as the “Proposed Net Assets Calculation.”
          (c) Following the delivery by Buyer of the Proposed Final Closing Balance Sheet, the Representative and his representatives shall be given all such access as they may reasonably require during Buyer’s normal business hours (or such other times as the parties may agree) to those books and records of the Company in the possession of, and/or under the control of, Buyer, and access to such personnel or representatives of the Company and Buyer as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Proposed Final Closing Balance Sheet and/or the Proposed Net Assets Calculation.
          (d) The Representative shall have 20 days following the date of delivery by Buyer to the Representative of the Proposed Final Closing Balance Sheet to provide Buyer with a written certificate confirming that the Proposed Final Balance Sheet Calculation as proposed by Buyer is acceptable (the “Confirmation Certificate”) or notifying Buyer in writing of any good faith reasonable objections to the calculation of the Proposed Net Assets Calculation as proposed by Buyer (a “Balance Sheet Dispute Notice”) setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by the Representative pursuant to this Section 2.2(d) or if the Representative does not deliver a Balance Sheet Dispute Notice in accordance with the procedures set forth in this Section 2.2(d) within the twenty day period, the Proposed Net Assets Calculation shall be deemed to be the “Final Net Assets” and shall be binding on the parties to this Agreement.
          (e) If the Representative shall object to the Proposed Final Closing Balance Sheet or Buyer’s Proposed Net Assets Calculation as reflected in the Balance Sheet Dispute Notice, a representative of Buyer, on the one hand, and the Representative, on the other, shall attempt in good faith to resolve any such objection within 10 days of the receipt by Buyer of such notice. If Buyer and the Representative shall be unable to resolve any such dispute within such 20 day period, Buyer and the Representative (either together or separately) shall be entitled to submit the dispute to the Independent Accounting Firm. Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties, (ii) be instructed to determine which party to the dispute shall be deemed to be the “prevailing party” and which shall be deemed to be the “non-prevailing party”, and (iii) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision. In the event that Buyer and the Representative shall submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. All fees and expenses relating to the engagement of the Independent Accounting Firm shall be paid by the party (Buyer or the Shareholders, as the case may be) determined by the Independent Accounting Firm to be the “non-prevailing party” in connection with the dispute; provided, however, that if the Independent Accounting Firm shall determine in its reasonable discretion that neither party shall be the “non-prevailing party,” then such fees and expenses shall be borne 50% by Buyer and 50% by the Shareholders. Buyer may elect to pay to the Independent Accounting Firm the fees and expenses for which the Shareholders are determined by the Independent Accounting Firm to be responsible hereunder (the “Shareholder Expenses”), in which case Buyer shall be reimbursed for such payment by deduction of the amount of the Shareholder Expenses from the Escrow Amount as “Damages” for purposes of Article 8 without regard to the Basket (as defined in Section 8.2).
          (f) In the event that it is determined that the Net Assets used by the parties in the calculation of the Total Consideration at the Closing shall be greater or less than the Final Net Assets as determined in accordance with the procedures set forth above, (i) in the event that the Net Assets shall have been overstated in the calculation of the Total Consideration at the Closing (the “Indemnifiable Net Assets Shortfall”), Buyer shall be entitled to deduct from the Escrow Amount the entire amount by which the Net Assets exceeds the Final Net Assets and (ii) in the event that the Closing Net Assets shall have been understated in the calculation of the Total Consideration for purposes of the payments to be made at the Closing, Buyer shall promptly pay out the entire amount by which the Final Net Assets exceeds the Net Assets to the Securityholders in accordance with each Securityholder’s Pro Rata Share. Any overstated Net Assets amount shall be treated as “Damages” for purposes of Article 8 without regard to the Basket, and shall be borne by the Securityholders in accordance with each Securityholder’s Pro Rata Share.
     2.3. Escrow Fund.
          (a) Notwithstanding anything to the contrary in this Article 2, at the Closing Date and subject to and in accordance with the Escrow Agreement, Buyer shall pay to the Escrow Agent, for deposit into an escrow fund on behalf of each Securityholder, the [**] (as increased from time to time by the amount of any interest, dividends, earnings and other income on such amount and as reduced from time to time by any disbursements from the escrow fund, the “Escrow Amount”).
          (b) The Escrow Amount shall be held in escrow and shall be available to compensate the Buyer Indemnitees as provided in Article 8. To the extent not used for such purposes, such funds shall be released as provided in Article 8 hereof. Each Securityholder shall be deemed to have contributed an amount to the Escrow Amount equal to its Pro Rata Share of [**].
     2.4. Pro-forma Spreadsheet. Exhibit C contains the pro-forma Spreadsheet setting forth the Company’s calculation (based on assumptions as to (x) the Closing Date and (y) the Transaction Expenses to be included in calculating the Total Consideration).
     2.5. The Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Yignal Arnon & Co., 22 Rivlin Street, Jerusalem, Israel, on the Closing Date.
     2.6. Surrender of Certificates Representing Company Common Stock.
          (a) On or prior to the Closing Date, the Buyer shall deposit the Total Cash Consideration with the Paying Agent and shall deposit the Total Stock Consideration to be deposited to U.S. Bank, National Association as Escrow Agent. Each Executing Shareholder shall deliver to the Paying Agent, all of such Shareholder’s outstanding share certificates representing Company Shares (or an affidavit of lost certificate relating to such share certificates duly executed by such Shareholder), which certificates (or affidavit) shall be accompanied by executed but undated share transfer deeds transferring the Company Shares from the Executing Shareholders to the Buyer, and Buyer shall, subject to the terms of Sections 2.1(d) and 2.3, cause the Paying Agent to deliver as soon as reasonably practicable after the Closing Date that portion of the Total Consideration which each Securityholder has the right to receive pursuant to Section 2.1 delivered to each Shareholder by (i) wire transfer of immediately available funds to such accounts as such Shareholder specifies in written instructions to the Paying Agent not less than two (2) Business Days prior to the Closing or, (ii) if such written instructions are not received by Buyer not less than two (2) Business Days prior to the Closing, via check. Notwithstanding the foregoing, to the extent that any Company Shares or options to purchase Company shares are held in trust pursuant to Section 102 of the Ordinance, the Paying Agent will make payment of the consideration that such holder of Company Shares or option to purchase Company Shares is entitled to receive directly to the “Section 102 Plan” trustee.”
          (b) No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Shareholder certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each Securityholder who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Common Stock Value.
     2.7. Further Assurances. If, at any time before or after the Closing, any of the parties hereto reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Share Purchase or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company, Buyer, their respective officers and directors and the Shareholders and/or the Representative on their behalf shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Share Purchase and to carry out the purposes and intent of this Agreement.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF COMPANY
     Except as set forth in the Company Disclosure Schedule previously provided to Buyer, the Company represents and warrants to Buyer as follows:
     3.1. Organization; Good Standing; Qualification and Power.
          (a) Company (i) is a company duly organized and validly existing under the laws of the State of Israel, and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as currently proposed to be conducted. Company is duly qualified or licensed to do business and is in good standing in those jurisdictions listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions collectively constitute every jurisdiction where the nature of the business of the Company or the ownership or leasing of its properties requires such qualification or licensing.
          (b) The Company has delivered to Buyer true and complete copies of the Amended and Restated Articles of Association (the “Company Charter”) of the Company, as amended to the Agreement Date.
     3.2. Subsidiaries.
          The Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. The Company owns all outstanding shares or equity interests in each Subsidiary. Each Subsidiary is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it of the nature of its activities makes such qualification or licensing necessary. Schedule 3.2 of the Company Disclosure Schedule contains a true and complete listing of the locations of all offices or facilities of each Subsidiary and a true and complete list of all jurisdictions in which each Subsidiary maintains employees. The Company has provided Buyer with true and complete copies of the current certificate of incorporation or bylaws (or similar organizational documents), in each case as amended to date and no Subsidiary is in violation, breach or default under such organizational documents. Other than the Subsidiaries, the Company does not have any equity or other ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Subsidiaries do not have any equity or other ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. Neither the Company nor any Subsidiary is obligated to make, and neither is bound by any agreement or obligation to make, any investment or capital contribution in or on behalf of any other Person.
     3.3. Company Shares; Securities.
          (a) The authorized share capital of the Company as of the Agreement Date consists of (i) 22,117,057 Company Ordinary Shares, of which 3,170,244 shares are issued and outstanding and (ii) 3,711,111 Company Preferred A Shares, all of which are issued and outstanding, (iii) 170,273 Company Preferred A-1 Shares, all of which are issued and outstanding, (iv) 5,118,499 Company Preferred B Shares, 4,899,760 of which are issued and outstanding, and (v) 3,883,060 Company Preferred C Shares, 3,200,325 of which are issued and outstanding. The authorized share capital of the Company immediately prior to the Closing and following the conversion of the Bridge Loans (as defined below) into equity pursuant to their terms shall consists of (i) 22,117,057 Company Ordinary Shares, of which 3,170,244 shares are issued and outstanding and (ii) 3,711,111 Company Preferred A Shares, all of which are issued and outstanding, (iii) 170,273 Company Preferred A-1 Shares, all of which are issued and outstanding, (iv) 5,118,499 Company Preferred B Shares, 4,899,760 of which are issued and outstanding, (v) 3,883,060 Company Preferred C Shares, 3,200,325 of which are issued and outstanding; (vi) 2,160,221 Company Preferred C-1 Shares, all of which are issued and outstanding; and (vii) 620,868 Company Preferred C-2 Shares, all of which are issued and outstanding. Each Company Preferred A Share, Company Preferred B Share, Company Preferred C Share, Company Preferred C-1 Share and Company Preferred C-2 Share is convertible into one Company Ordinary Share. Immediately prior to the Closing, the conversion ratio of each Company Preferred A-1 Share to Company Ordinary Share shall be 1.014. There are and will as of the Closing Date be no other authorized, issued or outstanding share capital or voting securities of the Company or any other rights or securities (other than Company Ordinary Shares and Company Preferred B Shares issued upon exercise of Company Options and the Company Preferred B Options exercised immediately prior to the Closing Date) granted or issued to cause the Company to issue, sell, redeem or repurchase any share capital or voting securities of the Company. All outstanding Company Shares are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights. All prior issuances of securities of the Company were made in compliance with and not in violation of any applicable Israeli or U.S. federal, state, local and foreign securities laws. Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list of the holders of the issued and outstanding Company Shares and the number of such shares owned of record and beneficially by each such holder, together with each such holder’s address. There are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other Contracts (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of Company Shares to which the Company is a party or by which it is bound, or, to the Knowledge of the Company, among or between any Persons other than the Company.
          (b) All issued and outstanding Company Options have been issued pursuant to the Company Share Plan. The Company has reserved an aggregate of 1,868,186 Company Ordinary Shares for issuance pursuant to the Company Share Plan, of which 1,328,807 Company Ordinary Shares are subject to outstanding Company Options, 171,025 Company Ordinary Shares have been issued pursuant to exercise of Company Options as of February 29, 2008, and 368,354 shares remain available as of February 29, 2008 for future grant pursuant to the Company Share Plan. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of each Company Option outstanding as of the date of this Agreement under the Company Share Plan, including: (1) the name and address of the holder of such option, (2) the number of Company Ordinary Shares subject to such option, (3) the exercise price of such Company Option, (4) the date of grant of such Company Option, (5) the date of expiration of such Company Option, (6) the Vesting schedule for such option, including the extent Vested to date (7) whether the exercisability of such option by its terms is subject to acceleration (in whole or in part) due to the transactions contemplated by this Agreement, and (8) with respect to the Company Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Israeli Code, Section 102 of the Israeli Code (prior to June 30, 2003) or Section 102 of the Israeli Code (on or after June 30, 2003) and the subsection of Section 102 pursuant to which the Company Option was granted. The treatment of the Company Options pursuant to this Agreement is permitted under the Company Share Plan.
          (c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule or the Company Preferred B Options, there are no options (including Company Options) (whether Vested or not Vested), warrants, rights, calls or other Contracts of any character to which the Company is a party, or by which the Company is bound, calling for the issuance of share capital or other equity securities of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such share capital or other equity securities, or other arrangement to acquire, at any time or under any circumstance, share capital of the Company or any such other securities.
          (d) Spreadsheet. At least five (5) Business Days prior to the Closing, the Spreadsheet will be attached in Section 3.3(d) of the Company Disclosure Schedule. The information set forth on the Spreadsheet will be true, complete and accurate as of the Closing Date and immediately prior to the Closing.
     3.4. Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and each instrument required hereby to be executed and delivered by it, the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are required to authorize this Agreement or any of the instruments required hereby or for Company to consummate the transactions contemplated hereby or thereby. No consent or approval of the holders of Company Shares is required or necessary for the Company to enter into, or consummate the transactions contemplated by, this Agreement. This Agreement has been, and upon execution and delivery thereof by Company, each instrument required hereby to be executed and delivered by Company, will be, duly and validly executed and delivered by Company and, assuming the due and valid authorization, execution and delivery by the other Parties thereto, constitutes, or in the case of each such instrument, will constitute, a valid and binding obligation of Company, enforceable against Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.
     3.5. Non-Contravention. Subject to the notices, filings, consents or approvals set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery by Company of this Agreement or any instrument required hereby to be executed and delivered by it, the performance by Company of its obligations hereunder or thereunder, the consummation by Company of the transactions contemplated hereby or thereby, or the compliance by Company with any of the provisions hereof or thereof, will: (a) conflict with or violate any provision of the Company Charter; (b) require on the part of Company any notice or filing with, or any Permit, or other authorization of, or any exemption by, any Governmental Authority; (c) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, any Company Material Contract or Permit or other arrangement or obligation to which Company is a party or by which Company is bound or to which any of the assets or properties of Company is subject;

(d) result in the imposition of any Encumbrance upon any material assets or properties of Company; (e) violate or breach the terms of or cause any default under any Applicable Law applicable to Company or any of its properties, assets or securities; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 3.5. As of the Closing Date the Company (i) did not, directly or indirectly, have revenues from sales in or into Israel in an amount of NIS 10 million or more in its most recent fiscal year and (ii) could not reasonably be considered to be a “monopoly” with respect to the provision of any category of goods or services as defined in the RTPA.
     3.6. Financial Information.
          (a) Section 3.6 of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; and (b) fairly present, on a basis consistent with prior periods, the financial condition of the Company and the Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and the Subsidiary for the periods therein specified in accordance with GAAP consistently applied throughout the periods covered (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount and that the unaudited financial statements do not include footnotes required under GAAP). The Company has no Liabilities, except for those (a) shown on the Company Balance Sheet, or (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices (“Ordinary Course of Business”).
          (b) Section 3.6(b) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and any Subsidiary maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (c) Section 3.6(c) of the Company Disclosure Schedules sets forth all Debt of the Company and any Subsidiary, including, for each item of Debt, the Contract governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at or prior to the Closing without penalty under the terms of the Contracts governing such Debt.
     3.7. Accounts Receivable. Section 3.7 of the Company Disclosure Schedule sets forth an accurate and complete aging of the accounts receivable as of March 1, 2008 of the Company and each Subsidiary in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Section 3.7 of the Company Disclosure Schedule sets forth such amounts of accounts receivable as of March 1, 2008 of the Company and each Subsidiary which are subject to asserted claims by customers and reasonably detailed information regarding the asserted claims, including the type and amount of such claims. The aggregate amount of accounts receivable reflected on Section 3.7 of the Company Disclosure Schedule has either been collected in full prior to the Agreement Date or is collectible in full following the Agreement Date in the Ordinary Course of Business, net of the allowance for doubtful accounts identified on Section 3.7 of the Company Disclosure Schedule.
     3.8. Tax and Tax Returns.
          (a) The Company and each of the Subsidiaries (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Israeli, federal, state, local and foreign Tax Returns required to be filed by them through the Closing Date (the “Company Returns”) with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due; (ii) have timely paid and shall timely pay all Taxes of the Company or the Subsidiaries required to have been paid by the Company or the Subsidiaries on or before the Closing Date (other than any Taxes for which adequate reserves have been provided in the Company Balance Sheet in accordance with the next succeeding sentence), and (iii) currently are not the beneficiary of an extension of time within which to file any Tax Return. All such Company Returns so filed were, and all such Company Returns to be filed will be, correct and complete in all material respects at the time of filing. The Company and the Subsidiaries have provided the Buyer with Tax Returns for fiscal year 2006.
          (b) All Taxes of the Company attributable to all periods up to and including the date of the Company Balance Sheet Date, to the extent not previously paid, have been adequately provided for on the Company Balance Sheet and the Company will not accrue a Tax Liability from the date of the Company Balance Sheet up to and including the Closing Date, other than a Tax Liability accrued in the Ordinary Course of Business.
          (c) The Company has not been notified by the Internal Revenue Service or any state, local or foreign taxing authority that any issues have been raised in connection with any Company Return, and no waivers of statutes of limitations have been given with respect to the Company that are still in effect. Except as contested in good faith and disclosed in Section 3.8(c) of the Company Disclosure Schedule, any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by any other taxing authorities of any Company Return have been fully paid or are adequately provided for on the Company Balance Sheet and the Company has received no notification that any proposed additional Taxes have been or may be asserted. Neither the Company nor any Subsidiaries are currently subject to any Tax audit.
          (d) The Company is not bound by a closing agreement with any taxing authority that will continue to bind the Company with respect to periods after the Closing Date. Neither the Company nor any Subsidiary has requested or received a ruling from any Tax authority, other than the Israeli Option Tax Pre-Ruling, the Israeli Withholding Tax Ruling and the Escrow Tax Ruling. The Company has made available to Buyer accurate and complete copies of any Tax ruling obtained from the ITA and applications therefore, including without limitation with respect to Company Options.
          (e) The Company (i) has not incurred any “personal holding company tax” within the meaning of Section 541 of the Code and (ii) has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not agreed to, and is not required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company has no material item of income or gain reported for financial accounting purposes in a period ending on or prior to the Closing Date which is required to be included in taxable income in a period beginning after the Closing Date. The Company will not incur a Tax Liability resulting from the Company ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax Returns. The Company does not own shares of any controlled foreign corporations (as defined in Section 957 of the Code), passive foreign investment companies (as defined in Section 1297 of the Code) or foreign investment companies (as defined in Section 1246 of the Code). The Company does not own any interest in an entity that is treated as a partnership or disregarded entity for any Tax purposes.
          (f) Except for withholding from amounts payable under this Agreement, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, supplier, creditor, stockholder or other third party.

          (g) The Company has not undertaken since January 1, 2007 any transaction which will require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) (Temporary Provisions), 2006 regarding aggressive tax planning.
          (h) The Company and its Shareholders (with respect to their holdings of Company Shares) are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.
          (i) To the Company’s Knowledge, it meets the conditions to be an “Industrial Company” according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and, to the Company’s Knowledge, the consummation of the Share Purchase will not have any adverse effect on such qualification as an Industrial Company.
          (j) Section 3.8(j) of the Company Disclosure Schedule lists each material Tax incentive, subsidy or benefit granted to or enjoyed by the Company under the laws of the State of Israel, the period for which such Tax incentive, subsidy or benefit applies, and the nature of such Tax incentive. The Company has complied with all material requirements of Israeli Law to be entitled to claim such incentives, subsidies or benefits. To the Company’s Knowledge, subject to receipt of the approval of the Investment Center, the consummation of the Share Purchase will not adversely affect the continued qualification for the incentives, subsidies or benefits or the terms or duration thereof or require any recapture of any previously claimed incentive, subsidy or benefit and no consent or approval of any Governmental Authority is required prior to the consummation of the Share Purchase in order to preserve the entitlement of the Company any such incentive, subsidy or benefit it has as of the Agreement Date.
          (l) The Company and its Subsidiaries are in compliance, in all material respects, with all transfer pricing requirements in all jurisdictions in which any of them do business. The Company has made available to Buyer all material inter-company Contracts relating to transfer pricing.
     3.9. Properties and Assets. The Company and each Subsidiary, as the case may be, have good and marketable title to all of their respective tangible assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances and those Encumbrances identified on Section 3.9 of the Company Disclosure Schedule. Such assets, combined with the assets leased or licensed to the Company, are sufficient for the continued operation of the Company Business. All material machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or such Subsidiary a valid leasehold possession of the real or personal property that is the subject of the lease. Neither the Company nor any Subsidiary own or have any other interest in any real property. Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company and each Subsidiary with an original purchase price of $10,000 or greater.
     3.10. Intellectual Property.
          (a) All Necessary Rights; Absence of Actions and Judgments. Company owns all right, title and interest in, or has a valid, subsisting and enforceable license (sufficient for the conduct of Company Business) to, all Company Intellectual Property. Except as set forth in Section 3.10(a) of Company Disclosure Schedule, there are no proceedings or actions currently before any court, tribunal or equivalent authority anywhere in the world relating to the Company Intellectual Property or Company Products and, to the Knowledge of the Company, none have been threatened; and no Company

Intellectual Property nor Company Product is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the Use, transfer, or licensing thereof by Company, or which may affect the validity, Use or enforceability thereof. Company has the right to bring actions for infringement of all Company Intellectual Property owned by the Company. The rights of the Company in Company Intellectual Property are valid, subsisting and enforceable.
          (b) Itemization of Company Intellectual Property. Sections 3.10(b)(i), (ii) and (iii) of the Company Disclosure Schedule set forth a complete and accurate listing of: (i) all works of authorship that are, or are part of any Company Product and all unregistered trademarks used by the Company to identify its products or services, (ii) all licenses, sublicenses, options, covenants not to sue and other Contracts by which any options, licenses or other rights with respect to any Company Intellectual Property or Company Product are granted by Company to any Person, including any Contracts pursuant to which Company has agreed to any restriction on the right of Company to Use or enforce any Company Intellectual Property (“Outbound Licenses”) and (iii) all licenses, sublicenses, options, covenants not to sue and other Contracts pursuant to which Company is granted any options, licenses or other rights with respect to any Intellectual Property (other than Off-the-Shelf Software licenses) (“Inbound Licenses”). The Inbound Licenses, the Outbound Licenses, inventions assignment agreements entered with employees and consultants of the Company and non-disclosure agreements entered by the Company in the Ordinary Course of Business constitute all of the Contracts relating to any Company Intellectual Property, and except as set forth on Section 3.10(b) of the Company Disclosure Schedule, each of the Inbound Licenses and the Outbound Licenses is in full force and effect and is valid and binding upon the Company, and to the Knowledge of the Company, other parties thereto and enforceable in accordance with its terms. There exists no event of default or condition that does or will result in the Company’s violation or breach of any of the Inbound Licenses or the Outbound Licenses; and to the Company’s Knowledge, there exists no event of default or condition that does or will result in a violation or breach of any of the Inbound Licenses or the Outbound Licenses by any other party. All of Company’s Use of Intellectual Property owned by Persons other than Company is in accordance in all material respects with the terms of the applicable Inbound License or Outbound License. None of the Outbound Licenses grant any Person any exclusive rights to or under any Company Intellectual Property or any right to sublicense Company Intellectual Property. Prior to the Closing Date, Company has provided Buyer with true and complete copies of all Outbound Licenses and Inbound Licenses. The rights of Company in and to the Intellectual Property owned by Company and the rights granted to Company pursuant to the Inbound Licenses constitute all of the Intellectual Property rights used in and/or necessary for the Company Business (other than Off-the-Shelf Software licenses each with original cost of less than $5,000), provided such representation shall not be deemed as a non-infringement representation which is covered in Section 7.10(h).
          (c) Registered Intellectual Property. Section 3.10(c)(i) of the Company Disclosure Schedule contains a true and complete list of all Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting Company Registered Intellectual Property, except where the failure to do so would not be reasonably likely to adversely affect in a material way the Company’s rights in Company Registered Intellectual Property. Section 3.10(c) of the Company Disclosure Schedule sets forth a list of all actions that are required to be taken within ninety (90) days of the Closing Date with respect to any Company Registered Intellectual Property. Section 3.10(c) of the Company Disclosure Schedule identifies, and Company has provided copies of all Intellectual Property applications, whether abandoned or for which prosecution has continued.

          (d) Software. Section 3.10(d)(i) of the Company Disclosure Schedule lists all Company Software (other than Off-the-Shelf Software each with original cost of less than $5,000), and accurately identifies which of such Software is owned by Company and which is licensed to Company on a proprietary basis. No source code for any Company Software owned by Company has been delivered, licensed, or is subject to any source code escrow obligation by Company, to any Person. No Company Software is subject to the terms of any “open source” license except as described in Section 3.10(d)(i) of the Company Disclosure Schedule, and if so described therein, such description discloses the specific type of “open source” license and how such Company Software to which such “open source” license applies is used by the Company, whether such Company Software has been combined or distributed with any Company-developed proprietary Software (an “Open Source Work”) and if so, how, and the particular Company Software in which such Open Source Work is present, and whether such modifications were made by Company or by a third party contractor. Except as disclosed in Section 3.10(d)(ii) of the Company Disclosure Schedule, (A) there is no contractual or other obligation imposed on or undertaken by Company restricting the right or power of Company or Buyer to Use any Company Software on any terms and conditions Buyer or any successor thereto may choose in its sole discretion and (B) there is no such obligation compelling Company or Buyer or any successor thereto, to copy, grant future license rights and/or distribute any Company Software to any Person, whether on fee for service basis, royalty basis or without compensation.
          (e) No Violation; Post Closing Rights. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, will not (i) breach, violate or conflict with, or result in the modification, cancellation, or suspension of any instrument or other Contract relating to any Company Intellectual Property, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property or any of Company’s rights therein or thereto, (iii) in any way impair any existing right of Company to Use, or to bring any action for the infringement of, any Company Intellectual Property, or any portion thereof, or (iv) give rise to any right or acceleration of any, royalties, fees or other payments to any Person. Immediately following the Closing Date, the Company will be permitted to exercise all of Company’s rights under all Contracts relating to Company Intellectual Property to the same extent Company would have been able to in the absence of the transactions contemplated hereby and the Company shall have the identical right to Use, transfer, convey or assign the Company Intellectual Property and any rights with respect thereto as Company had immediately prior to the execution of this Agreement and the Closing. The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in (a) either Buyer or any of its Affiliates granting to any Person any right or license to or with respect to any Company Intellectual Property owned by the Company; or (b)  either Buyer or any of its Affiliates being bound by, or subject to, any non-compete, covenant not to sue, or other restriction on the operation or scope of their respective businesses pursuant to Contracts to which the Company is a party to immediately prior to the Closing, or (c) either Buyer or any of its Affiliates being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by Company prior to the Closing pursuant to Contracts to which the Company is a party to immediately prior to the Closing.
          (f) Absence of Payments. Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by Company to any Person for the purchase, license (or sublicense) or Use of Company Intellectual Property (except Off-the-Shelf Software each with original cost of less than $5,000).
          (g) Absence of Liens. Company owns and has good and exclusive title to all Company Intellectual Property owned by the Company free and clear of any lien or Encumbrance, and after the Closing, all Company Intellectual Property owned by the Company will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any Person, except for restrictions under the “Approved Enterprise” status of the Company.
          (h) No Infringement. No Use of any Company Product by Company breaches, has violated or conflicted with, or violates or conflicts with any license (or sublicense) or other Contract of Company with any Person. The Use of the Company Products and the conduct of the Company Business has not and does not infringe or misappropriate any common law or statutory rights of any Person, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity. To the Knowledge of Company, no Person has breached or violated or is breaching or violating any Contract with Company relating to any Company Intellectual Property, or has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, Company has received no written notice or otherwise received Knowledge (whether in the form of an invitation to license or otherwise) from any Person that any Company Intellectual Property, the Use of any Company Product, or the conduct of the Company Business, has infringed, misappropriated or otherwise violates any common law or statutory rights of any other Person, or does or will infringe, misappropriate or otherwise violate any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights such as trespass, rights of privacy or publicity. At no time has Company distributed any Company Products or marketing, promotional, customer service or advertising materials with the object of promoting their use to infringe copyright, demonstrated or recommended infringing uses of Company Products or otherwise made any statements or taken any actions directed to promoting infringement. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or Company’s right to Use, any Company Intellectual Property.
          (i) Proprietary Information. All current and former officers, employees and consultants and independent contractors of or to Company, and all other Persons involved in the development of any technology or Software for or on behalf of the Company or any other Company Intellectual Property, have executed and delivered to and in favor of Company an agreement regarding the protection and use of all confidential and proprietary information provided by or on behalf of Company to, or generated by, such officer, employee or consultant. Company has taken and will continue through the Closing Date to take all commercially reasonable steps necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of its confidential information and trade secrets, including, without limitation, all unpublished patent applications and provisional patent applications and all patentable inventions for which Company has not filed a patent application. Company has not, and to the Company’s Knowledge, its current and former officers, employees, consultants and independent contractors have not, disclosed to any third party who is not under a duty of confidentiality or who is not entitled to receive such information or materials any confidential information or trade secret of Company or any confidential information or trade secret of any third party that has been disclosed to Company pursuant to a nondisclosure obligation.
          (j) Assignment of Inventions. All current and former officers and employees, and all consultants and independent contractors of or to Company and other third parties that created, prepared or delivered works (including any materials and elements created, prepared or delivered by such parties in connection therewith) for or on behalf of Company, and all Persons involved in the development of any technology, Software or Intellectual Property for or on behalf of Company or which is incorporated into a Company Product (excluding Licensed Intellectual Property), have entered into valid and enforceable written agreements with Company pursuant to which Company has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of all such third party’s Intellectual Property in such work, material or invention and such third party has not retained any rights with respect thereto. To the Company’s Knowledge, none of the Company Intellectual Property owned by the Company was developed by any employee of Company outside of the scope of such individual’s employment with Company or prior to the date such individual commenced his or her employment with Company. To the Company’s Knowledge, no third party has any non-frivolous claim or basis for any claim on any Company Intellectual Property by virtue of having employed or retained any current or former officer, employee, consultant or independent contractor of the Company.
          (k) Privacy and Data Protection. Company has at all times complied in all material respects with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of Company. Company has at all times complied in all respects with all rules, policies and procedures established by Company from time to time with respect to the foregoing. Company has at all times posted its privacy-related rules, policies and procedures on its website, and statements have at all times accurately reflected the Company’s actual privacy-related practices. No claims have been asserted or, to the Knowledge of the Company, threatened against Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures. The consummation of the transactions will not breach or otherwise cause any violation of any such laws, regulations, rules, policies or procedures. With respect to all personal and user information gathered or accessed in the course of the operations of Company, Company has at all times taken all steps commercially reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Company, there has been no unauthorized access to or other misuse of that information. Section 3.10(k) of the Company Disclosure Schedule lists all data bases that the Company has registered with the Israeli Registrar of Databases, and all such data bases have been maintained and operated in accordance with such registrations.
          (l) DMCA Compliance. Company has complied in all material respects with all requirements under applicable law to qualify for a limitation on Liability for copyright infringement, including without limitation (i) having no actual Knowledge that any material or an activity using the material on the Company Websites is infringing; (ii) having no awareness of facts or circumstances from which infringing activity is apparent to Buyer; (iii) upon obtaining actual knowledge that material or an activity using the material on the Company Websites is infringing, acting expeditiously to remove or disable access to any infringing material, and (iv) upon receiving notification of claimed infringement, responding expeditiously to remove or disable access to material that is claimed to be infringing or to be the subject of infringing activity.
          (m) Hardware. To the Company’s Knowledge, all of Company’s computer hardware which was provided to the Company with installed Software has validly licensed Software installed therein and Company’s use thereof does not and will not conflict with, breach or violate any such license or other Contract. All Software installed by the Company in any of its computer hardware has been validly licensed and Company’s use thereof does not and will not conflict with, breach or violate any such license or other Contract.
          (n) No Harmful Code. All Company Software substantially conforms to all functional, design and performance specifications therefor and, to the Company’s Knowledge, does not contain any viruses, Trojan horses, worms or similar harmful code. Company has satisfactorily tested all Company Software to confirm the foregoing.

          (o) Documentation. Company maintains a policy of documenting all material bugs, errors and defects in all the Company Products. Company has documented all material bugs, errors and defects of which Company has Knowledge in compliance with such policy, and has retained a complete copy of such documentation.
          (p) Standards Bodies. The Company has made no submission or written proposal and is not subject to any agreement with standards bodies or similar entities which obligate the Company to grant licenses to or otherwise impair any of the Company Intellectual Property.
          (q) Government Funding. Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, no government funding or facilities of a university, college, other educational institution or research center, was used in the development of the Company Products, computer software programs or applications owned by the Company or any of the Subsidiaries. To Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company Intellectual Property has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
     3.11. Contracts.
          (a) Section 3.11(a) of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of all of the following Contracts to which the Company or any Subsidiary is a party, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof, and, if oral, a summary of the material terms and conditions thereof:
                    (i) (A) all Contracts and licenses (whether as licensor or licensee (or both)), or sublicense (whether as sublicensor or sublicensee (or both)), royalty, permit, or franchise Contract, including, without limitation, any Contract pursuant to which Company or any Subsidiary licenses any Company Intellectual Property or licenses and delivers any of the Company Software or other products and services to any third party (other than licenses to end-users in the Ordinary Course of Business and licenses to Off-the Shelf Software each costing less than $5,000 to replace with equivalent functionality), (B) all Contracts which contain a fully paid-up license (i.e. a license for a one-time payment with unlimited or long term rights to use and/or distribute) to any Company Software or other Company Intellectual Property, and (C) any consent, coexistence, or similar agreement restricting Company from using or enforcing Intellectual Property owned by Company or any Subsidiary;
                    (ii) all Contracts or series of related Contracts requiring aggregate payments by or to Company or any Subsidiary of more than [**];
                    (iii) all Contracts with current managers, officers, other employees, consultants, agents, contractors, advisors or sales representatives (A) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment or (B) requiring Company or any Subsidiary to make severance or termination payments (except for severance mandated by law);
                    (iv) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Company or any Subsidiary to engage in any business activity or compete in any geographic area or with any Person, or prohibiting or limiting the ability of any Person to compete with Company or any Subsidiary or in any line of business with Company or any Subsidiary;
                    (v) all partnership, joint venture, shareholders’ or other similar Contracts with any Person and any Contract providing for the sharing of profits;
                    (vi) all Contracts relating to or evidencing Debt of the Company or any Subsidiary;
                    (vii) all Contracts relating to marketing and all Contracts (A) with distributors, dealers, manufacturer’s representatives, sales agencies, advertising agencies or franchisees for or of Company or any Subsidiary; (B) pursuant to which Company has agreed to act as a distributor, dealer, manufacturer’s representative, sales agent, advertising agents or franchisee for or of another Person, setting forth, where applicable, any termination fees or other penalties which may be assessed against Company as a result of the termination of any such Contract; and (C) providing for the payment of a commission, royalty or similar fee (including to a Government Authority and the OCS) calculated as or by reference to a percentage of the revenues or profits of Company or any Subsidiary or of any business segment of Company or any Subsidiary;
                    (viii) all Contracts relating to (A) any past (if any of the terms thereof remain in effect) or future disposition or acquisition of any assets by or to Company or any Subsidiary other than dispositions or acquisitions in the Ordinary Course of Business or dispositions or acquisitions for consideration of less than [**]; or (B) any merger, consolidation or combination, any sale, dividend, split or other disposition of any equity interests of Company, or any sale, dividend, distribution or other disposition of all or substantially all of the assets of Company;
                    (ix) all Contracts (excluding Plans and any Contracts disclosed pursuant to Section 3.11(a)(iv)) between or among Company, on the one hand, and any holder of securities or equity interests of Company, any present officer, manager, employee or consultant of Company or any Subsidiary, on the other hand;
                    (x) all Contracts providing for the purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from Company or any Subsidiary: (A) which are not terminable on thirty (30) days’ notice without cost or other Liability at or at any time after the Closing; (B) which contain an escalation clause; (C) pursuant to which Company or any Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, assets or territory; or (D) which require Company or any Subsidiary to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;
                    (xi) all Contracts under which Company or any Subsidiary (A) has or has agreed to lease any personal property as lessee or lessor which involve annual lease payments exceeding [**]; or (B) is a lessee of or holds or operates any items of tangible personal property owned by any third party;
                    (xii) all Contracts requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business);

                    (xiii) all Contracts involving any obligation or Liability of Company or any Subsidiary (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;
                    (xiv) all Contracts calling for or requiring capital expenditures in excess of [**];
                    (xv) all Contracts containing or providing for any Tax sharing, Tax allocation or Tax indemnification;
                    (xvi) all Contracts pursuant to which the Company will have an obligation to provided any products or services or other obligations to a customer or other Person after the Closing Date; or
                    (xvii) any other Contract that is material to Company.
          (b) Each Company Material Contract is valid, subsisting, in full force and effect, binding upon and enforceable against Company or the applicable Subsidiary and, to the Knowledge of Company, the other parties thereto in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither Company nor any Subsidiary is in breach of or default under any of the Company Material Contracts, nor, to the Knowledge of Company, is any other party to any Company Material Contract in breach of or default under such Company Material Contract, nor, to the Knowledge of Company, does any condition exist that, with or without notice, lapse of time or the happening or occurrence of any other event, could result in a breach of or constitute a default under any Company Material Contract. Company has furnished to Buyer prior to the execution and delivery of this Agreement true and complete copies of all Company Material Contracts.
     3.12. Litigation, Disputes. There is no action, suit, arbitration, mediation, proceeding, claim pending, or to the Knowledge of the Company threatened, and to the Knowledge of the Company there is no investigation pending or threatened, against the Company or the Subsidiary (or, to the Knowledge of the Company, against any officer, director, shareholder, employee or agent of the Company or the Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or any such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, ruling or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or the Subsidiary. To the Company’s Knowledge, there is no non-frivolous basis for any person to assert a claim against the Company based upon the Company’s entering into this Agreement or any Transaction Documents or consummating the Share Purchase or any of the transactions contemplated by this Agreement or any Transaction Documents, except that no representation or warranty is made or given with respect to any antitrust law applicable to the transactions contemplated by this Agreement. Neither the Company nor the Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.
     3.13. Compliance; Governmental Authorizations.
          (a) Company and each Subsidiary has complied and is presently in compliance in all material respects with all Applicable Laws applicable to it or the Company Business, the properties, other assets and securities of the Company or such Subsidiary, or to the products and services sold by Company or such Subsidiary (including, without limitation, Applicable Laws applicable to labor, employment and employment practices, terms and conditions of employment and wages and hours). Company and each Subsidiary has all material Permits necessary in the conduct of the Company Business. Such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the Knowledge of Company, threatened to revoke or limit any such Permit. Section 3.13 of the Company Disclosure Schedule contains a true and complete list of all such Permits under which Company or any Subsidiary is operating or bound, neither Company nor any Subsidiary is in default or alleged to be in default under any such Permit and Company has furnished to Buyer true and complete copies thereof. Each Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the transactions contemplated by this Agreement.
          (b) Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, and without limiting the generality of Section 3.13(a), the Company Business does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Legal Requirements, and no Company Business requires the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other Applicable Law regulating the development, commercialization or export of technology.
     3.14. Employees; Labor Relations.
          (a) Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all officers and managers of Company, along with the current position, start date, current salary and salary for the past one (1) year, work location, vacation entitlement and social benefits (including manager’s insurance, other pension plans, severance fund, education fund (‘keren hishtalmut’), entitlement to a motor vehicle and on what terms) for each such Person.
          (b) To the Knowledge of Company, no officer or employee of Company or other Person is in violation of any term of any employment contract, patent disclosure agreement, confidentiality and invention assignment agreement or any other Contract relating to the relationship of such officer, employee or other Person with Company or any other party because of the nature of the business conducted or proposed to be conducted by Company. Except as set forth in Section 3.14 of the Company Disclosure Schedule, as of the Agreement Date, no employee has informed Company of their intention to terminate employment with Company.
          (c) As of the Agreement Date: (i) Company is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any comparable Governmental Authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Company, threatened against or involving Company; (iv) Company is not a party to, nor is it bound by, any collective bargaining agreement or similar labor agreement; (v) no labor union has taken any action with respect to organizing the employees of Company; and (vi) neither any grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company.
          (d) With respect to employees of the Company who reside or work in Israel (the “Israeli Employees”): (i) except as set forth in Section 3.14 of the Disclosure Schedule, the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the employment agreement with such Israeli Employee or Applicable Law; (ii) except as set forth in Section 3.14 of the Disclosure Schedule, all obligations of the Company to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company Financial Statements; (iii) except as set forth in Section 3.14 of the Disclosure Schedule, no Israeli Employee’s employment by the Company requires any special license, permit or other governmental authorization; (iv) except as set forth in Section 3.14 of the Disclosure Schedule, there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by Applicable Law or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable legal requirements); (v) all amounts that Company is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Code and the National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company is not delinquent in making any such deduction, transfer, withholding or payment; (vi) the Company is in compliance in all material respects with all Applicable Law and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, and The Employment by Human Resource Contractors Law, 1996; and (vii) except as set forth in Section 3.14 of the Disclosure Schedule, the Company has not engaged any consultants, sub-contractors or freelancers. Except for extension orders [tzavei harchava] applying to all employees in the State of Israel, the Company is not subject to, and no employee of the Company or any of its Subsidiaries benefits from, any extension order. The Company has furnished to Buyer (a) copies of all material agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; and (b) copies of material manuals and material written policies relating to the employment of Israeli Employees. “Israeli Employee” shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of the Company each of whom shall be so identified in Section 3.14 of the Company Disclosure Schedule.
          (e) As of the Closing Date, all bonus payments due to any employees or consultants of the Company, including any Closing Bonus or other bonuses related to periods prior to the Closing Date (other than the Retention Bonus) as reflected in Section 3.14(e) of the Company Disclosure Schedule shall have been paid or reflected as a liability in the Preliminary Closing Balance Sheet
     3.15. Employee Benefit Plans and Contracts.
          (a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director of the Company or any former employee or former director of the Company, whether formal or informal (the “Plans”). No Plan is sponsored, maintained or contributed to by any Person other than the Company (or its employees and their beneficiaries), and no Plan benefits any Person other than current or former employees or directors of the Company (and their beneficiaries). The Company has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan.
          (b) With respect to each of the Plans, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description and all material employee communications relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.
          (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.
          (d) Neither the Company nor any ERISA Affiliate, nor any of the Plans, nor any trust create thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of the Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, a tax imposed pursuant to Section 4975, 4976, 4980B, 4980D, 4980E, or 4980F of the Code, or any other material liability.
          (e) Full payment has been made of all amounts that the Company or any ERISA Affiliate is required to pay under the terms of the Plans, and all obligations in respect of the Plans will be paid on or prior to the Closing Date or will be properly recorded on the Company Closing Balance Sheet.
          (f) None of the Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
          (g) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to a pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
          (h) Each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and a favorable determination to that effect has been issued by the IRS in respect of each such Plan. Each of the Plans that is intended to satisfy the requirements of section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code.
          (i) Each Plan may be amended or terminated without liability to the Company or any ERISA Affiliate. Each Person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor. No amounts payable under the Plans, and no payments or other benefits made or provided or to be made or provided in connection with or as a result of the transactions contemplated by this Agreement and the other Transaction Documents, will be an “excess parachute payment” (as defined in Section 280G of the Code) subject to Section 280G of the Code.

          (j) There are no claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plans or against the Company or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any governmental body, commission or agency involving any Plan.
          (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by Applicable Law, (ii) death benefit or retirement benefits under any “pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).
          (l) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (a) any employee or director of the Company becoming entitled to severance pay or any similar payment, (b) the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due to any employee or director of the Company, or (c) the renewal or extensions of the term of any agreement regarding the compensation of any employee or the Company.
          (m) Each compensation arrangement between the Company and a service provider complies with Section 409A of the Code to the extent applicable.
     3.16. Insurance. Section 3.16 of the Company Disclosure Schedule contains an accurate and complete list of all policies of liability, theft, fidelity, fire, product liability, errors and omissions, workmen’s compensation, indemnification of managers and officers and other forms of insurance (specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) owned or held by Company or any Subsidiary or under which the properties or assets or the Company or any Subsidiary are covered. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been and, prior to the Closing, will be paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (a) are sufficient for compliance with all material requirements of all Contracts to which Company or any Subsidiary is a party; (b) are valid, outstanding and enforceable policies; (c) will remain in full force and effect through the respective dates set forth in Section 3.16 of the Company Disclosure Schedule without the payment of additional premiums; and (d) except as set forth in Section 3.16 of the Company Disclosure Schedule, will not be adversely affected by, or terminate or lapse by reason of, any of the transactions contemplated by this Agreement. Section 3.16 of the Company Disclosure Schedule also contains a history of all claims made by or on behalf of Company under all such policies of insurance and the current status of such claims.
     3.17. Absence of Changes. Since the Company Balance Sheet Date, (a) Company has conducted its business and operations in the Ordinary Course of Business and (b) through the Agreement Date, except as set forth in Section 3.17 of the Company Disclosure Schedule, there has not occurred:
          (a) any event or occurrence which has had or could reasonably be expected to have a Company Material Adverse Effect;

          (b) any destruction of, material damage to or loss of any material assets of Company or any Subsidiary (whether or not covered by insurance);
          (c) any material adverse change in Company’s working capital, Liabilities (absolute, accrued, contingent or otherwise) or reserves;
          (d) the incurrence by Company or any Subsidiary of any Liability except items incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material to Company, or any increase, or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;
          (e) any payment, discharge, cancellation or satisfaction of any Liability of Company or any Subsidiary other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in the Company Balance Sheet;
          (f) any increase in the aggregate amount of Company’s accounts payable greater than $10,000;
          (g) except for inventory or equipment acquired in the Ordinary Course of Business, any acquisition by Company or any Subsidiary of all or any part of the assets, properties, capital stock, equity interests or business of any other Person;
          (h) except in the Ordinary Course of Business, any sale, abandonment or any other disposition of any assets or properties of Company or any Subsidiary;
          (i) any disposal or lapse of any rights to the use of any Company Intellectual Property, or disposal of or disclosure to any Person other than representatives of Buyer or parties to customary non-disclosure agreements entered in the Ordinary Course of Business of any trade secret or Company Intellectual Property not theretofore a matter of public knowledge;
          (j) any material transaction, Contract or commitment entered into by Company or any Subsidiary;
          (k) except in the Ordinary Course of Business, any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any Company Intellectual Property);
          (l) any termination of, or written indication of an intention to terminate or not renew, any Company Material Contract, including any license, between Company or any Subsidiary and any other Person;
          (m) any amendment, termination or waiver of any rights of material value to Company or any Subsidiary;
          (n) any material write-down or write-up of the value of any asset, or any material write-off of any accounts receivable or notes receivable of Company or any Subsidiary or any portion thereof;
          (o) any increase in compensation, bonus or other benefits payable or to become payable by Company or any Subsidiary to any of its managers, officers or employees, other than in the

Ordinary Course of Business or any amendment to any Plan or any material increase in Liabilities in respect of the Plans;
          (p) any employment or retention by Company or any Subsidiary of a new employee or consultant or any entering into or granting by Company of any new employment agreement providing for annual compensation over $35,000, any new employee benefit, deferred compensation or other similar employee benefit arrangement, or any new consulting arrangement and any grant of any severance or termination rights to any manager, officer or employee of Company or any Subsidiary or any increase in, material modification to, or acceleration of any benefits payable or to become payable under existing severance or termination pay policies or employment agreements or under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of any equity incentive awards or equity appreciation rights) made to, for or with any manager, officer, employee, consultant or agent of Company or any Subsidiary;
          (q) any termination of employment of any officer or employee of Company or any Subsidiary or any notification of intention by any officer or employee of Company or any Subsidiary to resign from such office or employment with Company;
          (r) the making of any loan, advance or capital contribution to or investment in any Person or the engagement in any transaction with any manager, officer, employee or shareholder of Company or any Subsidiary, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;
          (s) any change in the accounting methods or practices followed by Company or any change in depreciation or amortization policies or rates theretofore adopted;
          (t) any change or revocation of a material Tax election, or any new Tax election, or any filing of amended Tax returns, any entry into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment, nor has any application or negotiation for or receipt of a Tax ruling or arrangement been made by any the Company or, to the Company’s Knowledge, the Shareholders or on their behalf, whether or not in connection with the transactions contemplated by this Agreement, except as explicitly contemplated in this Agreement;
          (u) the commencement or settlement of any litigation by or, to the Knowledge of the Company, against the Company or any Subsidiary;
          (v) any amendments or changes in the Company Charter.
          (w) any application for or receipt of a Grant;
          (x) the creation of any subsidiary of Company; or
          (y) any commitment, understanding, Contract, authorization or proposal by Company or any Subsidiary or any of its managers, officers or employees, whether in writing or otherwise, to do any of the things described in the preceding clauses (a) through (x).
     3.18. Bank Accounts; Powers of Attorney. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and the Subsidiaries and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company or any Subsidiary and a summary of the terms thereof.
     3.19. Certain Business Relationships. Except as set forth in Section 3.19 of the Company Disclosure Schedule:
          (a) No current officer of Company or any Subsidiary is now, or has been since the inception of Company, a party to any transaction with the Company or any Subsidiary (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such officer or shareholder of Company or associate thereof).
          (b) No current officer of Company or any Subsidiary (i) owns or holds, directly or indirectly, any asset, property or right, tangible or intangible, which is used in the business of Company, (ii) has any claim, charge or cause of action against Company or any Subsidiary, other than claims for reasonable unreimbursed travel or similar business expenses, accrued vacation pay or accrued benefits under any Plan existing on the Agreement Date, (iii) owes any money to Company, or (iv) owns or holds, directly or indirectly, an interest in any competitor, supplier or customer to Company, other than holdings solely for passive investment purposes of less than 2% of a class of securities of a publicly traded Company.
     3.20. Books and Records. The books of account, minute books, share register and other similar records of Company and each Subsidiary are true, complete and correct in all material respects and have been maintained in accordance with sound business practice. Company and each Subsidiary has made and kept books, records and accounts which accurately and fairly reflect its transactions and the dispositions of its assets. The share register of Company, a true and complete copy of which has been furnished to Buyer prior to the execution and delivery of this Agreement, is complete and correct. The minute books of the Company and each Subsidiary, a true and complete copy of which have been furnished to Buyer prior to the execution and delivery of this Agreement, contain true and complete records of all meetings held of, and corporate and shareholder action taken by, the board of directors or shareholders of the Company and each Subsidiary and of all written consents executed in lieu of the holding of any such meeting. No meeting of the board of directors or shareholders of the Company has been held for which minutes have been prepared and are not contained in such minute books.
     3.21. Customers and Suppliers.
          (a) Neither the Company nor any Subsidiary has outstanding material disputes concerning their respective products and/or services with any customer or distributor who was a source of revenue to the Company or any Subsidiary equal to or exceeding US $10,000 per annum, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Company and the Subsidiary since January 1, 2006 is listed on Section 3.21(a) of the Company Disclosure Schedule. The Company has not received any written or oral notice from any Significant Customer that such customer shall not continue as a customer of the Company or any Subsidiary, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary, as applicable, (or Buyer) or that such customer refuses to make payments for Products delivered or services rendered. Neither the Company nor the Subsidiary has had any of Company Products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company or such Subsidiary, as applicable.

          (b) Neither the Company nor any Subsidiary has had an outstanding material dispute concerning products and/or services provided by any supplier to whom the Company or the Subsidiary paid (or accrued an obligation to pay) US $5,000 or more on a monthly basis (each, a “Significant Supplier”) and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier, together with the amount of revenues paid or payable to such Significant Customer to the Company and the Subsidiary since January 1, 2006 is listed on Section 3.21(b) of the Company Disclosure Schedule. Neither the Company nor the Subsidiary has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Subsidiary or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or Buyer). The Company and each Subsidiary have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no Knowledge of any reason why they will not continue to have such access on commercially reasonable terms.
     3.22. Transaction Expenses. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement other than as set forth in the Spreadsheet. The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Transaction Expenses are set forth on Section 3.22 of the Company Disclosure Schedule, and other than the Transaction Expenses that will be due to the entities set forth on Section 3.22 of the Company Disclosure Schedule, there are no Transaction Expenses.
     3.23. Environmental Matters.
          (a) The Company, each Subsidiary and their respective predecessors are in material compliance with all Environmental Laws (as defined below). Neither the Company nor any Subsidiary has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Subsidiary is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the material compliance by the Company or the Subsidiary with any current Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or possessed by the Company or any Subsidiary has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any Subsidiary is not in compliance with any Environmental Law. Neither the Company nor any of its Subsidiaries has received any Permits pursuant to any Environmental Law.
          (b) For purposes of this Section 3.23 and the Company Disclosure Schedule: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law.
     3.24. Grants, Incentives and Subsidies. Section 3.24 of the Company Disclosure Schedule provides a complete list, as of the Agreement Date, of all pending and outstanding grants, incentives,

exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or any of its Subsidiaries, including grant of Approved Enterprise Status from the Investment Center and grants from the OCS (collectively, “Grants”). The Company has made available to the Buyer, prior to the Agreement Date, correct copies of all documents evidencing Grants submitted by the Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. Section 3.24 of the Company Disclosure Schedule lists, as of the Agreement Date: (a) all material undertakings of the Company or any of its Subsidiaries given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of the Company under each Grant with respect to royalties; and (d) the composition of such obligations or amount by the product or product family to which it relates. The Company is in compliance, in all material respects, with the terms and conditions of all Grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby to be fulfilled prior to the Agreement Date. The Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.
     3.25. Absence of Questionable Payments. Neither the Company nor its Subsidiaries nor any director, officer, employee or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its Subsidiaries nor any current director, officer, employee or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company is in material compliance with the provisions of Section 13(b) of the Exchange Act as it is applicable to the Company. Neither the Company nor its Subsidiaries nor any director, officer, employee or to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or its Subsidiary has acted in violation of Title 5 of the Israeli Penalty Law (Bribery Transactions) or the Israeli Prohibition on Money Laundering Law, 2000.
     3.26. Number of Shareholders, No Prospectus Required. The aggregate number of the Shareholders and Optionees as of the Closing Date that are not exempt from the prospectus requirement of the Israeli Securities Law pursuant to Section 15A(b) thereof together with the aggregate number of the Company Optionholders that hold Vested Company Options to be exercised prior to the Closing Date amounts to less that 35 Shareholders and Optionees in the aggregate.
     3.27. Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate furnished to Buyer pursuant to any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.
     3.28. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the transactions contemplated hereby other than those expressly set forth herein. No Person has been authorized by the Company to make any representation or warranty relating to the Company or otherwise in connection with the transactions contemplated hereby except as set forth herein, and, if made, such representation or warranty shall not be relied upon as having been authorized by the Company.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
     Each of the Executing Shareholders severally (and not jointly) represents and warrants to Buyer as follows:
     4.1. Title; Absence of Certain Contracts. Such Shareholder is the lawful, record and beneficial owner of, and has good and marketable title to the Company Shares set forth opposite the name of such Shareholder on Exhibit A, with the full power and authority to vote such Company Shares, and transfer and otherwise dispose of such Company Shares, and any and all rights and benefits incident to the ownership thereof free and clear of all Encumbrances, and there are no agreements or understandings between such Shareholder and any other Shareholder or any other Person with respect to the voting, sale or other disposition of Company Shares, or any other matter relating to Company Shares other than the Power of Attorney granted to Sharon Carmel to vote shares held by Meshulam Levinstein Contracting 7 Engineering Ltd. dated January 6, 2004, the IRA to be terminated at the Closing and the Company Charter .
     4.2. Power and Authority. Such Shareholder has full power and authority to enter into this Agreement and, if applicable, each Transaction Document being executed and delivered by such Shareholder simultaneously herewith; and this Agreement and each Transaction Document to which such Shareholder is a party have been duly executed and delivered by or on behalf of such Shareholder, and are the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity. Neither the execution, delivery and performance of this Agreement and each Transaction Document to which such Shareholder is a party, nor the consummation of the transactions contemplated hereby or thereby by such Shareholder nor compliance by such Shareholder with any of the provisions hereof or thereof will (i) conflict with, (ii) result in any violations of, (iii) cause a default under (with or without due notice, lapse of time or both), (iv) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (v) result in the creation of any Encumbrance upon or against any assets, rights or property of the Company (or against any Company Shares) under any term, condition or provision of (A) any agreement or instrument to which such Shareholder is a party, or by which such Shareholder or any of his or its properties, assets or rights may be bound or (B) any Applicable Law, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to such Shareholder or any of his properties, assets or rights, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Transaction Document to which such Shareholder is a party. Except as set forth on Section 3.5 of the Company Disclosure Schedule (which, if so disclosed shall have been effectively made or obtained (as the case may be) on or prior to the Closing, unless otherwise waived by Buyer) no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by such Shareholder of this Agreement, each Transaction Document to which such Shareholder is a party or the consummation by such Shareholder of the transactions contemplated hereby or thereby. Such Shareholder hereby waives his, her or its rights to all advance notices required to be given to such holder in connection with this Agreement and the transactions contemplated hereby under the Company Charter, any applicable Contract or Applicable Law.

     4.3. Brokers. Such Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     4.4. Payment for Company Shares. Except as set forth in Article 2 of this Agreement, at and following the Closing the Shareholder is not entitled to any payment from Buyer or the Company in respect of any Company Shares issued or issuable to the Shareholder. The Shareholder represents and warrants that the information set forth on the Spreadsheet, as it relates to such Shareholder, is true and correct in all respects.
     4.5. Legal Proceedings. There is no action, suit, arbitration, mediation, proceeding or claim pending, or to the Knowledge of the Shareholder, threatened, and to the Knowledge of the Shareholder there is no investigation pending or threatened, against the Shareholder that may prevent, prohibit, impair, hinder or delay the consummation of the transactions contemplated by this Agreement before any Governmental Authority, arbitrator or mediator. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Shareholder that may prevent, prohibit, impair, hinder or delay the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Shareholder, there is no non-frivolous basis for any person to assert a claim against the Shareholder based upon the Shareholder entering into this Agreement or any related agreement or consummating the Share Purchase or any of the transactions contemplated by this Agreement or any related agreement.
     4.6. Investment Representation Statement. The information provided by such Shareholder in the Investment Representation Statement, attached to this Agreement as Exhibit D is true, correct and complete.
     4.7 Tax Withholding Information. All information provided to Buyer by or on behalf of such Shareholder for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Shareholder pursuant to this Agreement under Applicable Law is accurate and complete.
     4.8 Disclosure. Such Shareholder acknowledges that, except for the representations and warranties of Buyer set forth in this Agreement, such Shareholder is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The foregoing, however, does not limit or modify the representations and warranties of Buyer set forth in this Agreement or the right of such Shareholder to rely thereon.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Shareholders as follows:
     5.1. Organization; Good Standing; Qualification and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified would not prevent or impair in any material respect the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement.

     5.2. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each instrument required hereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are required to authorize this Agreement or any of the instruments required hereby or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon execution and delivery thereof by Buyer, each instrument required hereby to be executed and delivered by Buyer, will be, duly and validly executed and delivered by Buyer, assuming the due and valid authorization, execution and delivery by the other Parties thereto, constitutes, or in the case of each such instrument, will constitute, a valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.
     5.3. Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any instrument required hereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder or thereunder, the consummation by Buyer of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof, will: (a) violate any provision of the Certificate of Incorporation, as amended, or bylaws of Buyer, or (b)(i) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which Buyer or any of its properties, contracts or other assets are subject or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrances upon the properties, contracts or other assets of Buyer under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets, may be bound or affected, other than, in the case of clauses (i) and (ii), any such items that would not be reasonably likely, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     5.4. Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, or any officer, director, employee or agent of Buyer.
     5.5. Financial Capacity. On the Closing Date, Buyer shall have the financial capability to pay the consideration as contemplated by this Agreement.
     5.6. Valid Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid, and non-assessable and will not be subject to any preemptive rights or any Encumbrance not created by the applicable Securityholder.
     5.7. SEC Filings and Financial Statements. Buyer has filed with the SEC all forms, reports and documents required to be filed with the SEC under the Exchange Act and the Securities Act since

January 1, 2006 (the “SEC Reports”). As of its respective date, each SEC Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure), and (ii) did not, as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer (including any related notes thereto) contained in the SEC Reports were, as of the dates indicated, prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     5.8. No Israeli Presence. Buyer does not maintain any operations in Israel, does not have any subsidiaries incorporated in or operating in Israel, and does not conduct business on a regular basis in Israel. Buyer could not reasonably be considered to be a “monopoly” with respect to the provision of any category of goods or services as defined in the RTPA.
ARTICLE 6.
COVENANTS
     6.1. Conduct of Business by Company. During the period from the Agreement Date and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.2 hereof (the “Execution Period”), except with the prior written consent of Buyer or as expressly required or contemplated by this Agreement, Company shall (a) carry on its business in the Ordinary Course of Business; (b) use commercially reasonable efforts to preserve its present business organization and relationships; (c) use commercially reasonable efforts to keep available the present services of its employees and independent contractors; and (d) use commercially reasonable best efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as expressly set forth in Section 6.1 of the Company Disclosure Schedule or consented to in writing by Buyer, Company, and where applicable each Subsidiary, shall not take, directly or indirectly, any of the actions listed in items (a) through (q), provided that Buyer shall be deemed to have consented to the taking of any action specified in a written request for approval sent by the Company to Tim Chu (“Buyer Representative”) that is not rejected in writing by Buyer Representative.
          (a) amend or agree to amend the Company Charter, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any Company Shares, or change or agree to change in any manner the rights of its shareholders or liquidate or dissolve;
          (b) (i) issue, sell, redeem or acquire any Company Shares or any other ownership interest in Company or create any subsidiaries (except pursuant to exercise of Company Options outstanding on the Agreement Date); (ii) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any ownership interest in Company; or (iii) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any Company Shares or any other ownership interests in Company;
          (c) incur any Debt or guarantee the Debt of other Persons;
          (d) (i) make any change in its accounting methods or practices for Tax or accounting purposes, (ii) make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, (iii) make any Tax election, (iv) settle or compromise any Tax Liability, except in the case of any such Liability to the extent accrued or reserved for on the Company Balance Sheet, in each case if, as it relates to Taxes only (as opposed to accounting), doing so could reasonably be expected to adversely affect Company or, following the Closing, Buyer or any Affiliate of Buyer or (v) except as contemplated by this Agreement apply for a Tax ruling on its own behalf or on behalf of any of the Shareholders;
          (e) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than reasonable and customary travel and similar business expenses advances made in the Ordinary Course of Business);
          (f) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its properties or other assets except in the Ordinary Course of Business not in excess of [**] in the aggregate, or grant or suffer to exist, or agree to grant or suffer to exist, any Encumbrances on any material amount of its assets;
          (g) incur, assume or guarantee, or agree to incur, assume or guarantee, any Liability or obligation (whether or not currently due and payable) relating to its business or any of the assets except in the Ordinary Course of Business in amounts not in excess of [**] per Liability or obligation;
          (h) settle any legal proceeding or action involving any Liability for money damages in excess of [**] in the aggregate or any restrictions upon any of its operations;
          (i) create, renew, amend, terminate or cancel, any Contract other than in the Ordinary Course of Business; provided that Company may not enter into any contracts or agreements that include any non-competition or non-solicitation covenant or any exclusive dealing or similar arrangement that limits the ability of Company to compete (geographically or otherwise) in any line of business; and provided further that any amendment to the Company’s agreement referenced in Section 3.11(a)(i)(A) shall not be deemed an amendment in the Ordinary Course of Business and shall not be entered into without the affirmative written consent of the Buyer Representative notwithstanding the provisions above in the first paragraph of this Section 6;
          (j) declare or make any distributions of any kind;
          (k) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of an equity interest or assets, any business of any Person or other business organization or division thereof;
          (l) enter into, amend, modify, terminate or renew any written employment, consulting, severance or similar agreements or arrangements with any officers or employees of Company, or grant any salary or wage increase or increase in severance or termination pay or increase any employee benefit or hire any new employee for a senior management position, or adopt, modify or amend any Plan, except (i) reasonable and customary individual increases in compensation to non-officer employees in the Ordinary Course of Business, and (ii) changes that are required by Applicable Law;
          (m) make or incur any capital expenditures in excess of [**] in the aggregate other than those that have been approved in writing or budgeted as of the Agreement Date and disclosed in writing to Buyer prior to the execution of this Agreement;
          (n) cancel any Debt or waive any claims or rights in amounts in excess of [**] in the aggregate;
          (o) enter into any lease of real property;
          (p) apply for or receive any Grant;
          (q) authorize, commit or agree (by contract or otherwise) to do any of the foregoing.
     6.2. Insurance. Company and each Subsidiary shall, and Shareholders shall cause Company to, use its commercially reasonable efforts to maintain in effect and to pay all premiums due thereon all insurance policies covering Company or any Subsidiary on the Agreement Date or to procure comparable replacement policies (or such replacement coverage as is obtainable on a commercially reasonable basis) and maintain such policies and bonds in effect until the Closing.
     6.3. Access to Records and Properties. During the Execution Period, Company shall permit Buyer and its consultants and professional advisors to conduct, and reasonably assist Buyer and its consultants and professional advisors in the conduct of, a full and complete investigation of the Company Business and technology including, without limitation, a market and competitive products and technology analysis and a review of Company’s books and records, contracts, technology, intellectual property, inventory, equipment, technical materials, customer records and other assets, reasonable, non-disruptive access to, and communications with current employees of Company, with such communications with current employees subject to Company’s control and knowledge as to the time, place and length of the contacts and Company’s knowledge as to the substance thereof (the “Investigation”). The Investigation shall be conducted during normal business hours and upon reasonable notice to the Company. All such information shall be subject to the confidentiality agreements currently existing between the Parties.
     6.4. Further Assurances. Each Party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Without limiting the foregoing, to the extent required by the Investment Center in order to retain the benefits of the Company’s approved enterprise programs, Buyer shall confirm its intention to continue the operations of the Company after the Closing Date in a manner that ensures the continuity of its approved enterprise programs; provided that the text of such confirmation shall be subject to the prior approval of Buyer.
     6.5. Efforts of Parties to Close. During the Execution Period, each Party hereto shall use its commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the Execution Period, except as required by Applicable Law or with the prior written consent of Buyer, in the case of either of any Shareholder or Company, or with the prior written consent of Company, in the case of Buyer, no Party to this Agreement shall knowingly take any action which, or knowingly fail to take any action the failure of which to be taken, would, or could reasonably be expected to: (a) result in any of the representations and warranties set forth in this Agreement on the part of the Party taking or failing to take such action being or becoming untrue in any material respect; (b) result in any conditions to the Closing set forth in Article 7 not being satisfied; or (c) result in any material violation of one or more provisions of this Agreement.
     6.6. Regulatory Matters; Third Party Consents.
          (a) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties, Securityholders, Company board members and Governmental Authorities that are necessary or advisable to timely consummate the transactions contemplated by this Agreement, and requests for required consents under the Contracts, including without limitation the consents and actions identified in Section 6.6 of the Company Disclosure Schedule. The Parties will have the right to review in advance, and will consult with the other Parties on, all the information relating to Company or any Shareholder, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties Securityholders, Company board members and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and that each Party will keep the other Parties apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein. Without derogating from the generality of the foregoing, as soon as reasonably practicable after the Agreement Date, the Company shall take all actions necessary to file an application for and obtain the consent of the Investment Center to the change of control of the Company resulting from the transactions contemplated by this Agreement as required by Applicable Law.
          (b) Each of the Parties shall promptly advise each other upon receiving any communication relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the transaction contemplated by this Agreement pursuant to the terms hereof from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement.
     6.7. Notification of Certain Matters. Each Party shall give prompt notice to the other Parties, to the extent known by such Party, of (a) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, (b) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect on the Company, (c) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, and (e) any lawsuit, action or proceeding pending or, to the applicable Party’s knowledge, threatened against the Party or the Parties relating to the transactions contemplated by this Agreement.
     6.8. Negotiation With Others. During the Execution Period, neither any Shareholder nor Company shall and they shall not authorize, cause or permit any of any Shareholder’s or Company’s employees, directors, officers, advisors, consultants or agents to, (a) directly or indirectly, solicit, initiate, encourage, entertain or engage (regardless of who initiates such action) in discussions or negotiations with, provide any information to, or take any other action that facilitates the efforts of, any third party relating to any agreement (whether binding or in principle) or other arrangement involving (i) the acquisition of Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise); (ii) an investment in (including by way of a sale or transfer by any Shareholder of all or any portion of the Company Shares) or financing of Company; or (iii) a sale, assignment, transfer, license, disposal of or encumbrance upon any material asset, right or property of Company (including, without limitation, any of Company Intellectual Property) other than non-exclusive licenses granted by Company in its Ordinary Course of Business; or that would otherwise be inconsistent with the terms of this Agreement or that would prohibit the performance by any Shareholder or Company of their respective obligations under this Agreement or that could reasonably be expected to diminish the likelihood of or render impracticable the consummation of the transactions contemplated by this Agreement (each, a “Prohibited Transaction”); or (b) authorize or consummate a Prohibited Transaction. Upon execution and delivery of this Agreement, each Shareholder and Company shall: (x) terminate any and all discussions, if any, they may be having regarding a Prohibited Transaction; and (y) immediately notify Buyer in writing if they thereafter receive any inquiries or offers from any Person regarding a Prohibited Transaction, which notice shall be sufficiently detailed as to identify the nature and structure of the Prohibited Transaction as proposed, and any Shareholder and Company shall refuse to discuss and immediately reject such inquiry or offer. Neither any Shareholder nor Company or any of their respective officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect in relation to a Prohibited Transaction. Each Shareholder and Company shall cause their respective officers, directors, agents, advisors and representatives to comply with the provisions of this Section 6.8.
     6.9. Tax Matters.
          (a) Filing of Tax Returns and Payment of Taxes. The Company shall file, in a timely and proper manner, all Tax Returns required to be filed by the Company on or before the Closing Date, and pay timely any Taxes due in respect of such Tax Returns. The Buyer shall cause the Company to file, in a timely and proper manner, all Tax Returns required to be filed by the Company after the Closing Date, and pay timely any Taxes due in respect of such Tax Returns; provided that the Representative shall be entitled to review and approve the relevant portions of any Tax Returns for periods for which the Shareholders may have an obligation to indemnify for Taxes hereunder, which approval shall not be unreasonably withheld or delayed.
          (b) Allocation of Liability for Taxes. The Shareholders shall be responsible for all Taxes of the Company relating to (i) any taxable period that ends on or before the Closing Date and (ii) the portion of any Straddle Period ending at the end of the Closing Date as determined in accordance with Section 6.9(c) below, other than any Taxes for which adequate reserves have been provided in the Company Balance Sheet. The Buyer shall be responsible for all Taxes of the Company relating to (i) any taxable period that begins after the Closing Date, (ii) the portion of any Straddle Period beginning after the Closing Date as determined in accordance with Section 6.9(c) below, and (iii) Taxes for which adequate reserves have been provided in the Company Balance Sheet.
          (c) Allocation of Taxes for Straddle Periods. For purposes of this Section 6.9, whenever it is necessary to allocate the liability for Taxes for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending at the end of the Closing Date (borne by the Shareholders) and the portion of the Straddle Period beginning after the Closing Date (borne by the Buyer) will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of business on the Closing Date and the other of which began at the beginning of the day after the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period will be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two Taxable years or periods on a daily basis.
          (d) Israeli Tax Rulings. As soon as reasonably practicable after the Agreement Date, Company shall instruct its advisors to prepare and file with the ITA an application for a ruling:
                    (i)      that either: (i) exempts Buyer and the Company and their agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement to Shareholders, or clarifies that no such obligation exists; or (ii) instructs Buyer and the Company and their agents how such withholding at source is to be performed, and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling”);
                    (ii)      provides that all payments out of the Escrow Amount shall not be subject to Israeli Tax or withholding requirements until actually received by the persons entitled to such payments (the “Escrow Tax Ruling”); and
                    (iii)      a ruling that confirms that: (A) the purchase of Company Shares issued under Company Options which at the Closing are held in trust by the trustee appointed by the Company for the purpose of the Company’s “Section 102 Plan” and the payment of consideration in respect of such Company Options directly to such trustee will not result in a requirement for an immediate Israeli Tax payment; (B) that the Israeli taxation will be deferred until the end of the “lock up period” under any “Section 102 Plan” and release of the consideration to the Shareholder holding the Company Option; (the “Israeli Option Tax Pre-Ruling” and together with the Israeli Withholding Tax Ruling and the Escrow Tax Ruling, the “Israeli Tax Rulings”).
     The Company shall, and shall instruct its representatives and advisors to, cooperate with Buyer and its Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable. To avoid doubt, the Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the Israeli tax authorities with respect to any matter relating to the subject matter of the Israeli Tax Rulings without the consent of the Buyer. Notwithstanding, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written confirmation of Buyer, which consent shall not be unreasonably withheld.
     6.10. Employee Matters.
          (a) Offer Letters. Without derogating from the generality of Section 6.3, the Company shall provide Buyer with reasonable access to the Company employees during normal working hours and upon reasonable notice to the Company following the Agreement Date to, among other things, discuss and deliver offer letters containing revised terms of employment (if Buyer so elects) and to provide information to such employees about Buyer. All communications by Buyer with the Company employees shall be coordinated with the Company and shall be conducted in a manner that does not unreasonably disrupt or interfere with the Company’s efficient and orderly operation of its business and subject to reasonable consideration of the Company’s reasonable requests with respect to timing and content thereof.

          (b) Employee Benefit Plans. Buyer agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Applicable Law: (i) all employees of the Company who continue employment with Buyer or any affiliate of Buyer after the Closing (“Continuing Employees”) shall be eligible to receive employee benefits that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of Buyer and its subsidiaries; and (ii) for the sole purpose of determining a Continuing Employee’s eligibility to receive such employee benefits (but not for purposes of benefit accrual), such Continuing Employee shall, to the extent permitted by Applicable Law, receive credit under such benefit plans (other than under any sabbatical program) for his or her years of continuous service with the Company prior to the Closing to the same extent as such Continuing Employee was entitled, prior to the Closing, to credit for such service under any similar benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that, that such credit shall not result in duplication of benefits and such credit shall not apply with respect to any “years of service” or similar calculations for benefits to be paid under defined benefit pension plans. Nothing in this Section 6.10 will be or be deemed to be an amendment of any benefit plan or benefit agreement of the Company or will require Buyer to continue the service relationship (whether as an employee, director, consultant, or otherwise) of any individual.
          (c) No Third Party Beneficiaries. Nothing in this Section 6.10 or elsewhere in this Agreement shall be construed to create a right in any Company employee to employment with Buyer or any affiliate of Buyer. No Company employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.
     6.11. Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Closing, Buyer will cause the Company to fulfill and honor, subject to any limitations under applicable Law, the obligations of the Company pursuant to the indemnification agreements set forth in Section 6.11 of the Company Disclosure Schedule as in effect on the date hereof between the Company and its current and former directors and officers (the “Indemnified Parties”) with respect to acts or omissions occurring on or prior to the Closing Date and solely to the extent that indemnification is provided under the indemnification agreements with such individuals.
          (b) Buyer shall cause the Company to and the Company shall maintain a policy or policies of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Closing (“D&O Insurance”) with coverage in an amount of at least $3,000,000 for a period of seven years after the Closing).
          (c) Following the Closing, Buyer shall cause the Company to keep in effect for seven years after the Closing all provisions in the Company’s articles of association that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company with respect to acts or omissions occurring on or prior to the Closing Date and to the extent that are presently indemnified by the Company and any such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would not adversely effect the rights of past or present officers and directors to indemnification and advancement of expenses.
          (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, notwithstanding any release executed by any Indemnified Party in connection with the transactions contemplated herein or his or her departure from the Company unless a release of the provisions of this Section is specifically provided for in such release.

     6.12. Certain Operational Covenants.
          (a) The Company shall ensure that a true and complete copy of all source code and object code versions of the Company Software (excluding the source code for Licensed Intellectual Property with respect to which no rights to source code are granted to Company) and all user and technical documentation related thereto in the Company’s possession shall be made available to Buyer promptly after the Closing.
          (b) The Company shall take all reasonable actions requested by Buyer to allow Buyer to remove, effective immediately following the Effective Time, as signatories from each of the current authorized signatories on all of the bank and deposit accounts of the Company and to designate the representatives of Buyer as the sole authorized signatories on such accounts.
     6.13. Reports Under Exchange Act; Registration Statement.
          (a) With a view to making available to the Securityholders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Securityholder to sell Buyer Common Stock received pursuant to this Agreement to the public without, Buyer shall:
          (b) make and keep available adequate current public information, as those terms are understood and defined in Rule 144;
          (c) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
          (d) furnish to any Securityholder, so long as the Securityholder owns any Buyer Common Stock, forthwith upon request (1) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; (2) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (3) such other information as may be reasonably requested in availing any Securityholder of any rule or regulation of the SEC that permits the selling of any such securities without registration.
          (e) If requested by the Representative, Buyer shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-3 (or such successor or other appropriate form) under the Securities Act with respect to the Buyer Common Stock requested to be registered no earlier than the date that is six months after the Closing Date (the “Registration Statement”), and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as promptly as practicable thereafter; provided, however, that Buyer shall not be obligated to file more than one (1) Registration Statement pursuant to this Section 6.13 and provided, further, however, that Buyer shall not be required to file a Registration Statement if all shares of Buyer Common Stock held by any former Securityholder requesting registration can be sold pursuant to Rule 144 of the Securities Act after the date that is six months after the Closing Date without filing of a Registration Statement and an opinion of counsel reasonably acceptable to the Representative (which may be counsel to the Buyer) shall be sufficient to confirm that such shares can be sold in compliance with Rule 144. The Company’s obligation to file a Registration Statement shall be subject to the Buyer and the Securityholder whose shares are being registered entering into an agreement with the Buyer which would include provisions related to provision of information to the Buyer as required under the Securities Act, the Buyer’s right to suspend sales under such Registration Statement in the event of material undisclosed information or events with respect to Buyer, indemnification obligations of the Securityholder and the Buyer, and other customary provisions.
ARTICLE 7.
CONDITIONS PRECEDENT
     7.1. Conditions to Each Party’s Obligations. The obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to the satisfaction of the following conditions:
          (a) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts in any material manner or makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
          (b) All consents, waivers, authorizations and approvals legally required from all Governmental Authorities to consummate the transactions contemplated by this Agreement or the other Transaction Documents, without the imposition of conditions or requirements on Buyer and its Subsidiaries, shall have been obtained and shall remain in full force and effect as of the Closing Date, excluding the consent of the Investment Center which shall not be condition to closing.
     7.2. Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (c) Representations and Warranties of Shareholders; Performance of Obligations of the Shareholders. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.
          (d) No Material Adverse Effect. From and after the Agreement Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.
          (e) Delivery of Share Certificates. The Executing Shareholders shall have delivered to Buyer all outstanding share certificates representing Company Shares (or an affidavit of lost certificate relating to such share certificates duly executed by such Shareholder) and executed share transfer deeds transferring the Company Shares to the Buyer in the form attached as Exhibit F hereto.
          (f) Register of Shareholders. The Company shall have registered the transfer of the Company Shares to the Buyer in the Register of Shareholders of the Company and provided a copy thereof to the Buyer.
          (g) Conversion of Certain Loans. The loans granted to the Company pursuant to that certain Convertible Bridge Loan Agreement between the Company and certain of the Shareholders dated May 14, 2007 in the aggregate amount of $1,500,000 (the “May Loan”) and that certain Convertible Bridge Loan Agreement between the Company and certain of the Shareholders dated January 17, 2008 in the aggregate amount of $500,000 (the “January Loan” and together with the May Loan, the “Bridge Loans”) shall have been converted into Company Preferred C-1 Shares of the Company (with respect to the May Loan) and Company Preferred C-2 Shares (with respect to the January Loan) pursuant to Section 7 of the Bridge Loans.
          (h) Option Cancellation Agreements. All of the Company Optionholders that hold outstanding Company Options immediately prior to Closing shall execute an Option Cancellation Agreement in the form attached as Exhibit G hereto.
          (i) General Waiver and Release. True and correct copies of a waiver and release in the form attached as Exhibit H hereto executed by each Shareholder. Each of Motti Vaknin and Tal Barnoach shall have executed a waiver and release in the forms attached as Exhibits L-1 and L-2.
          (j) Employment Arrangements. Each Offer Letter with a Key Employee and the Employment Agreement with Sharon Carmel shall continue to be in full force and effect with respect to each Key Employee party thereto and none of the Key Employees party thereto shall have been ceased to be employed by the Company or any Subsidiary or expressed an intention to terminate his or her employment with the Company or the Subsidiary or rescind such Offer Letter and/or Employment Agreement, as applicable.
          (k) Noncompetition Agreements. Each Noncompetition Agreement shall continue to be in full force and effect with respect to each individual party to any such Noncompetition Agreement and none of the individuals party to any such Noncompetition Agreement shall have expressed an intention to terminate, rescind or breach his or her obligations thereunder.
          (l) Consents. Buyer shall have received from the Company duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 3.5 of the Company Disclosure Schedule, including consents from the appropriate Shareholders and members of the Board of Directors as provided in the Company Charter.
          (m) Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company or any Subsidiary, in office immediately prior to the Closing, shall have resigned from such positions in writing effective as of the Closing by providing a resignation letter in the form attached as Exhibit I.

          (n) Spreadsheet; Preliminary Closing Balance Sheet. Buyer shall have received the Spreadsheet and Preliminary Closing Balance Sheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Spreadsheet or Preliminary Closing Balance Sheet is accurate and shall not diminish Buyer’s remedies hereunder if the Spreadsheet or Preliminary Closing Balance Sheet is not accurate.
          (o) Company Good Standing. Buyer shall have received a certificate from the Secretary of State of Delaware and each other state or other jurisdiction in which the Company or any Subsidiary is incorporated or qualified to do business as a foreign corporation, to the extent such certificate is applicable, dated within 3 Business Days prior to the Closing Date certifying that the Company or each Subsidiary, as applicable, is in good standing.
          (p) Opinion of the Company’s Counsel. Buyer shall have received an opinion dated the Closing Date of Herzog, Fox & Neeman, counsel to the Company, in the form attached hereto as Exhibit J.
          (q) Proprietary Agreements. A proprietary information and inventions assignment agreement in the form attached hereto as Exhibit K shall have been executed and delivered by each person who is an employee of the Company or any Subsidiary as of immediately prior to the Closing.
          (r) Pay-Off Letters. Buyer shall have received (i) a payoff letter from Kreos Capital (formerly European Venture II Leveraged Venture Leasing Company Limited) (“Kreos”) as to the outstanding principal, interest and other amounts necessary to repay the amounts outstanding under the Agreement for the Provision of a Loan Facility of US$1,000,000 between Kreos and the Company dated November 16, 2006 (the “Kreos Pay-Off Letter”), which Kreos Pay-Off Letter shall include an authorization for Buyer to file such documents as may be required to terminate any security interests in the assets of the Company upon repayment of the amounts stated in the Kreos Pay-Off Letter; and (ii) a payoff letter from Bank Leumi Le-Israel B.M. as to the amounts necessary to repay the Company’s outstanding credit line to Bank Leumi.
          (s) Investment Representation Statement. Each Shareholder and holder of Company Options receiving any shares of Buyer Common Stock as a result of the transactions contemplated by this Agreement shall have executed and delivered the Investment Representation Statement in the form attached hereto as Exhibit D
          (t) Bring Along. Any proceedings under Section 341 of the Companies Law and/or Article 51 of the Company’s Charter or any other procedures available under the Company’s Charter and Applicable Law, shall have been completed, and 30 days shall have lapsed since mailing of the 341 Notice and no injunction against the Share Purchase was issued by a court of competent jurisdiction and not subsequently removed ; provided that if Buyer waives this condition prior to the Closing, then the shares held at the time of the Closing by any Non-Consenting Shareholder shall not be transferred to Buyer at the Closing in accordance with Section 2.1; and further provided that in such event the parties will continue to be bound by Section 2.1(b)(ii) and 2.1(b)(vi).
          (u) Escrow Agreement. The Company, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.
     7.3. Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the Share Purchase and the other transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Representative shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.
          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Representative shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.
          (c) Escrow Agreement. The Company, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.
ARTICLE 8.
INDEMNIFICATION
     8.1. Escrow of Total Stock Consideration Amount.
          (a) Each Securityholder hereby agrees that, notwithstanding anything in this Agreement or otherwise to the contrary, the Escrow Amount shall be paid by Buyer at the Closing to the Escrow Agent, for deposit into an escrow fund and shall be held by the Escrow Agent in accordance with this Article 8 and the Escrow Agreement.
          (b) The Escrow Amount shall be held in escrow and shall be available to compensate the Buyer Indemnitees as provided in this Article 8. To the extent not used for such purposes, such funds shall be released on or after the Expiration Date as provided in this Article 8 and the Escrow Agreement.
     8.2. Survival of Representations and Warranties and Agreements. All representations, warranties and covenants of Buyer, the Company and each Securityholder contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of any other Party or the knowledge of any of its Affiliates, officers, directors, employees, agents or representatives and shall continue thereafter in full force and effect. The representations and warranties set forth in this Agreement shall survive thereafter as follows: (a) the representations and warranties of the Company set forth in Sections 3.1 (Organization; Good Standing; Qualification and Power), 3.3 (Company Shares; Securities) [**], the representations and warranties of the Securityholders set forth in Sections 4.1 (Title; Absence of Certain Contracts), 4.2 (Power and Authority), and the representations and warranties of Buyer set forth in Sections 5.1 (Organization; Good Standing; Qualification and Power) and 5.2 (Authority) (collectively, the “Fundamental Representations”), shall survive until expiration of the applicable statute of limitations; and (b) all other representations and warranties set forth in this Agreement (the “General Representations”) shall survive until the Expiration Date. Notwithstanding the foregoing, no right to indemnification pursuant to Article 8 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Buyer Indemnities (as defined below) under this Article 8 or otherwise to seek recovery of Damages (as defined below) arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Securityholder until the expiration of any applicable statute of limitations with respect thereto. Following the Closing, all covenants of the Parties shall expire and be of no further force or effect except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article 8 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.
     8.3. Securityholders’ Agreement to Indemnify. From and after the Closing, the Securityholders agree, severally and not jointly, to indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) against, and hold the Buyer Indemnitees harmless from, any and all Liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and other reasonable professional and expert fees and reasonable expenses, court costs and cost of investigation including both the reasonable fees and expenses incurred in connection with the defense or prosecution of any indemnifiable claim and those incurred in connection with the enforcement of this provision, whether or not related to a Third Party Claim) (collectively “Damages”) paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any threatened or actual demand, charge, complaint, hearing, investigation, claim, suit, action, order, decree, judgment, ruling or proceeding (a “Claim”) asserted against, resulting from, imposed upon, or incurred or suffered by any of Buyer Indemnitees which results from, arises out of or is caused by:
          (a) any breach of any of the representations and warranties of the Company made in Article 3 of this Agreement (including the Company Disclosure Schedule), to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);
          (b) any breach of any of the representations and warranties of the Shareholders made in Article 4 of this Agreement to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);
          (c) any breach of or default in connection with any covenant or agreement made by Company or any of the Securityholders in this Agreement; and
          (d) any Taxes of the Company relating to either (i) any taxable period ending on or before the Closing Date or (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, other than Taxes for which adequate reserves have been provided in the Company Balance Sheet in accordance with Section 3.8(a);
          (e) any Indemnifiable Net Assets Shortfall; and
          (f) any inaccuracies in the Spreadsheet or inaccuracies or errors in the amount or calculation of Transaction Expenses.
provided, however, that (i) the maximum aggregate Liability of the Securityholders, and the maximum aggregate amount to which all Buyer Indemnitees will be entitled to receive, calculated on an aggregate basis, in respect of any Damages or Claims asserted under Section 8.3(a) or (b) with respect to a breach of any General Representation or any Claim asserted under Section 8.3(c) shall be limited to the Escrow

Amount and each Securityholder’s Liability shall be several and not joint and its maximum indemnification obligation in respect of any such Claims shall be limited to such Securityholder’s Pro Rata Share multiplied by the Escrow Amount; (ii) the maximum aggregate Liability of the Securityholders, and the maximum aggregate amount to which all Buyer Indemnitees will be entitled to receive, calculated on an aggregate basis, in respect of any Damages or Claims asserted under Section 8.3(a) or (b) with respect to a breach of any Fundamental Representation, any Claim asserted under 8.3(d), 8.3(e) or 8.3(f) shall be limited to the Total Consideration and each Securityholder’s Liability shall be several and not joint and its maximum indemnification obligation in respect of any such claims shall be limited to such Securityholder’s Pro Rata Share of the Total Consideration, (iii) no Securityholder will be obligated to indemnify Buyer Indemnitees in respect of any Claim asserted under Sections 8.3(a) or 8.3(b) for breaches of the General Representations until the aggregate Damages suffered by Buyer Indemnitees as a result of all such breaches or Claims in respect of which Buyer Indemnitees shall be entitled to indemnification hereunder for all Damages incurred in respect thereof exceeds [**] (the “Basket”) in which case the Buyer Indemnities may makes claims for indemnification for all Damages, including the amount of the Basket; (iv) the total recovery of Buyer Indemnitees for indemnification under this Article 8 in the case of fraud, willful breach or intentional misrepresentation by the Company shall equal the Total Consideration, (v) there shall be no limitation on the total recovery of Buyer Indemnitees for indemnification under this Article 8 in the case of fraud, willful breach or intentional misrepresentation by such Shareholder; (vi) Damages shall not include any incidental, consequential, punitive, indirect or special damages (collectively “Indirect Damages”) provided that the Buyer Indemnitees shall be entitled to recover Indirect Damages in the event that any of the Buyer Indemnitees are required to make any payments to any third parties as a result of any Indirect Damages suffered by such third parties or the Indirect Damages are related to a Third Party Claim; and (vii) any indemnification payments to be made pursuant to this Article 8 shall be effected in accordance with the terms and provisions of this Agreement and shall be subject to the qualifications and limitations set forth herein and therein. In addition, under no event will any Securityholder be liable for a breach by another Shareholder of such other Shareholder’s representations, warranties or covenants set forth in Article 4.
     For purposes of indemnification under Section 8.3(a) or (b), any breach of any representation or warranty by the Company or any Securityholder contained in Article 3 of this Agreement (including the Company Disclosure Schedule)shall be deemed to constitute a breach of such representation or warranty notwithstanding any limitation or qualification as to materiality, including but not limited to, anything relating to a Company Material Adverse Effect, set forth in such representation or warranty, it being the intention of the Parties hereto that Buyer Indemnitees shall be indemnified and held harmless from and against any and all Damages arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.
     No Buyer Indemnitees shall be entitled to recover any Damages against any Securityholder individually until such Securityholder’s Pro Rata Share of the Escrow Amount has been released either to the Buyer Indemnitees or such Securityholder pursuant to this Article 8 and the provisions of the Escrow Agreement.
     If the Closing occurs and notwithstanding the provisions of Section 8.9, except with respect to: (i) fraud, willful breach or intentional misrepresentation; or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance, Buyer’s total liability to the Company and the Securityholders for breach of any General Representation or breach or default in any covenant or agreement in this Agreement shall not exceed the Escrow Amount and Buyer’s total liability to the Company and the Securityholders for breach of any Fundamental Representation shall not exceed the Total Consideration.

     8.4. Notice of Claim.
          (a) As used herein, the term “Claim” means a claim for indemnification of Buyer Indemnitees for Damages under this Article 8.
          (b) Buyer may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Buyer Indemnitees, and Buyer shall give written notice of a Claim executed by an officer of Buyer (a “Notice of Claim”) to the Representative after Buyer becomes aware of the existence of any potential claim by any Buyer Indemnitees for indemnification from the Securityholders under this Article 8 which Notice of Claim shall be given promptly if it related to a Third-Party Claim (as defined below), arising from or relating to:
                    (i) Any matter specified in Section 8.3; or
                    (ii) the assertion, whether orally or in writing, against Buyer or any of the Buyer Indemnitees of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Buyer or such other Buyer Indemnitee (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 8.3.
          (c) Each Notice of Claim by Buyer given pursuant to this Section 8.4 shall contain the following information:
                    (i) that Buyer or another Buyer Indemnitee has directly or indirectly incurred, paid or properly accrued or, in good faith, reasonably believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Buyer Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such Buyer Indemnitee under this Article 8); and
                    (ii) a description, in reasonable detail (to the extent reasonably available to Buyer), of the facts, circumstances or events giving rise to the alleged Damages based on Buyer’s good faith reasonable belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Buyer) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.
     8.5. Defense of Third-Party Claims.
          (a) Buyer shall determine and conduct the defense or settlement (subject to Section 8.5(c)) of any Third-Party Claim, and the costs and expenses incurred by Buyer in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Buyer may seek indemnification pursuant to a Claim made by any Buyer Indemnitees hereunder.
          (b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Buyer Indemnitees and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim. Subject to the limitations set forth in the immediately preceding sentence, the Representative shall have the right to participate in such proceedings related to a Third-Party Claim at their own expense, but control of such proceeding shall remain exclusively with Buyer.

          (c) Buyer shall not compromise or settle any Third-Party Claims without the Representative’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Securityholders will not be bound by any compromise or settlement effected without the consent of the Representative.
     8.6. Resolution of Claim.
          (a) If within thirty (30) days after a Notice of Claim is received by the Representative, the Representative does not give written notice to the Buyer (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Amount) contesting the basis for, or the amount of, such claim (the “Contest Notice”), the Representative shall be conclusively deemed to have consented, on behalf of the Shareholders, to the recovery of the full amount of Damages (subject to the limits contained in this Article 8) specified in the Notice of Claim in accordance with this Article 8 including the forfeiture of all or a portion of the Escrow Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Securityholders for such amount in any court having jurisdiction over the matter where venue is proper.
          (b) If the Contest Notice is given by the Representative, then the Buyer and Representative shall use reasonable efforts to reach agreement with respect to such Claim. If Representative and Buyer are unable to agree to a resolution of any Claim within thirty (30) days after Buyer’s receipt of a Contest Notice, then such Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by Buyer and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 60 days following receipt by Buyer of the Contest Notice from the Representative, by binding arbitration between Buyer and the Representative in accordance with the terms and provisions of Section 8.6(c) and (d) below. The Escrow Agent shall be entitled to rely on any such memorandum or agreement and shall distribute from the Escrow Amount in accordance with the terms of the memorandum or agreement.
          (c) If no such agreement can be reached after good faith negotiation, any of Buyer or the Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, Buyer (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Amount in accordance with such decision.
          (d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Tel Aviv, Israel under the Israeli Arbitration Law — 1968. The non-prevailing party to the arbitration shall pay its own expenses, the fees of the arbitrators, the administrative fee of the arbitration, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration. The arbitrators shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

     8.7. Release of Remaining Escrow Amount.
          (a) As soon as practicable following the Expiration Date, the Escrow Agent shall deliver to the Securityholders all of the remaining Escrow Amount (if any) in excess of any Escrow Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative on or before the Expiration Date. If any Claims are unresolved, unsatisfied or disputed as of the Expiration Date, then the Escrow Agent shall retain possession and custody of that portion of the Escrow Amount reasonably required to satisfy all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Securityholders all of the remaining Escrow Amount (if any) not required to be retained by Escrow Agent.
          (b) Notwithstanding the foregoing: (i) after the date that is [**] months after the Closing Date, Representative may instruct Escrow Agent to sell, up to [**] of the Buyer Common Stock held with the Escrow Agent and any and all amounts received from the sale of such Buyer Common Stock shall be deemed to be part of the Escrow Amount until the Expiration Date; (ii) following [**] months after the Closing Date, Representative may instruct Escrow Agent to sell, any remaining Buyer Common Stock held with the Escrow Agent and any and all amounts received from the sale of such Buyer Common Stock shall be deemed to be part of the Escrow Amount until the Expiration Date.
     8.8. Representative.
          (a) Upon execution of this Agreement, the Securityholders shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Closing Date, Tal Barnoach, as the Representative to take all action required or permitted under this Agreement (including, without limitation, giving and receiving of all notices and consents and the execution and delivery of all documents, including any amendments of any non-material term or provision of this Agreement, the sale of shares of Buyer Common Stock held by the Escrow Agent as described in Section 8.7(b) above, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article 8 hereof).
          (b) In the event of the death, physical or mental incapacity or resignation of the Representative or a vacancy for any other reason, the former Securityholders who formerly held a majority of the Company Shares immediately prior to the Closing Date are authorized to and shall promptly appoint a substitute Representative and shall advise Buyer promptly thereof. As between the Representative, on the one hand, and the Securityholders, on the other hand, the Representative shall not be liable for, and shall be indemnified by the Securityholders or provided with insurance against, any good faith error of judgment on its part or any other act done or omitted by him in good faith in connection with his duties as the Representative, except for gross negligence or willful misconduct. The Representative may consult with professional advisors of his choice. The Representative shall not be responsible for the genuineness or validity of any document and shall have no liability for acting in accordance with any written instructions given to him and believed by him to be signed by the proper parties. The Representative shall be entitled to recover the amount of all expenses incurred by the Representative in performing his duties (including fees and expenses of professional advisors) and any indemnification to be provided to the Representative not to exceed [**] in the aggregate from the Escrow Amount provided that the Buyer Indemnitees have received all amounts due to them for Damages from the Escrow Amount pursuant to the provisions of this Article 8 prior to any payment to the Representative
     8.9. Exclusive Remedy. If the Closing occurs, except with respect to: (i) fraud, willful breach or intentional misrepresentation; or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance, the rights to indemnification set forth in this Article 8 will be Buyer’s, or any of Buyer Indemnitees’, sole remedy under the terms of this Agreement, including for Damages with respect to the breach of any representation, warranty or covenant contained in this Agreement.
     8.10. Treatment of Securityholder Indemnification Payments. Any indemnification payment paid to a Buyer Indemnitee pursuant this Article 8 shall be treated as a reduction in the Total Consideration to the maximum extent permitted by law.
     8.11. Enforcement. The provisions of this Article 8 are intended for the benefit of, and shall be enforceable by, each of the Buyer Indemnities and their respective successors and permitted assigns.
ARTICLE 9.
TERMINATION
     9.1. Termination. This Agreement may be terminated at any time prior to the Closing as follows:
          (a) by the mutual written consent of the Parties hereto;
          (b) by Buyer or the Company, if any order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have become final and non-appealable; provided, that, the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) and its Affiliates shall have used commercially reasonable efforts to prevent the entry of and to remove such order;
          (c) by Buyer if any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;
          (d) by Buyer, if there shall be a material breach by any Shareholders of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) days after the giving of written notice to the breaching Party of such breach and (ii) the Termination Date;
          (e) by the Company, if: there shall be a material breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) days after the giving of written notice to Buyer of such breach and (ii) the Termination Date; or
          (f) by Buyer or the Representative, if the Closing does not occur by the close of business on June 30, 2008 (the “Termination Date”); provided that the termination right under this Section 9.1 shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Share Purchase to have been consummates on or before the Termination Date.
Any termination pursuant to this Section 9.1 (other than a termination pursuant to Section 9.1(a) hereof) shall be effected by written notice from the Party or Parties so terminating to the other Parties hereto. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.
     9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, the Shareholders or the Representative or their respective officers, directors, shareholders or Affiliates; provided, however, that (i) the provisions of this Section 9.2 (Effect of Termination) and Article 10 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) to the extent that such termination results from the willful breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such termination shall not relieve any Party of any liability or damages resulting from such breach.
ARTICLE 10.
MISCELLANEOUS
     10.1. Governing Law. The internal laws of State of Israel, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Unless otherwise expressly stated herein, the appropriate courts in Tel Aviv, Israel shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement and no other court shall have jurisdiction over any such matter.
     10.2. Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Buyer including any successor to, or assignee of, all or substantially all of the business and assets of Buyer. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.
     10.3. Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     10.4. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.
     10.5. Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.
     10.6. Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer, the Company and the Representative (on behalf of the Shareholders). The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, each of the Company, Buyer and the Representative (on behalf of the Shareholders) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     10.7. Expenses. Except as expressly provided otherwise herein, whether or not the Share Purchase and the other transactions contemplated hereby are successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Share Purchase and the transactions contemplated hereby.
     10.8. Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
     10.9. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile or electronic mail and followed by certified first class mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, seven business days after mailing if sent by mail, and two business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:
If to Buyer:
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
U.S.A.
Attention: Vice President and General Counsel
Facsimile No.: +1 (408) 904-5278
and with a copy (which shall not constitute notice) to:

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: Elias Blawie
Facsimile No.: +1 (650) 324-0638
and to
Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 94263 Israel
Attention: Barry Levenfeld, Advocate
Facsimile No.: +972-2-623-9236
If to Shareholders, to the address or facsimile number set forth below each Shareholder’s signature to this Agreement.
If to Representative:
Tal Barnoach
Achi Dakar 4
Herzelia 46702, Israel.
Facsimile No.:
with a copy (which shall not constitute notice) to:
Herzog, Fox & Neeman
Asia House, 4 Weizmann St.
Tel-Aviv 64239, Israel.
Attention: Alon Sahar, Advocate
Facsimile No.:   +972-3-696-6464
If to Company:
BeInSync Ltd.
23 Begin Rd.
Tel-Aviv 66184
Attention: CEO
Facsimile No.:   +972-3-5606345
with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman
Asia House, 4 Weizmann St.
Tel-Aviv 64239, Israel.
Attention: Alon Sahar, Advocate
Facsimile No.:   +972-3-696-6464
E-mail: sahar@hfn.co.il

     10.10. Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     10.11. Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that Article 8 is intended to benefit the Buyer Indemnities.
     10.12. Public Announcement. Following the Agreement Date, Buyer may issue such press releases, and make such other public disclosures regarding the Share Purchase or the other transactions contemplated hereby, as it determines are required or deems appropriate. The Company and Buyer each confirm that they have entered into the Mutual Non-Disclosure Agreement dated February 19, 2008 (“NDA”) and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such NDA; provided, however, that Buyer shall not be bound by such NDA after the Closing. If this Agreement is terminated, the NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA.
     10.13. Entire Agreement. This Agreement, the exhibits and schedules hereto, the related agreements to which any Shareholder is a party constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
     10.14. Waiver Of Jury Trial. EACH OF BUYER, THE COMPANY, THE SHAREHOLDERS AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, THE COMPANY, THE SHAREHOLDERS, AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature pages follow.]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Share Purchase Agreement to be executed on its behalf as of the day and year first above written.

Phoenix Technologies Ltd.

By:

Name:

Title:

BeInSync Ltd.

By:

Name:

Title:

REPRESENTATIVE

Tal Barnoach

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Share Purchase Agreement to be executed on its behalf as of the day and year first above written.

ALTA-BERKLEY VI C.V.

By:

A Managing Director
Alta Berkley Associates B.V.
Managing General Partner of Alta Berkley
Venture Partners C.V.
General Partner of Alta-Berkley VI C.V.

ALTA-BERKLEY VI SBYS C.V.

By:

A Managing Director
Alta Berkley Associates B.V.
Managing General Partner of Alta Berkley
Venture Partners C.V.
General Partner of Alta Berkley VI SbyS C.V.

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     IN WITNESS WHEREOF, each of the Parties hereto has caused this Share Purchase Agreement to be executed on its behalf as of the day and year first above written.

EuroFund 2000 (Non-Israeli) L.P.

By:

Name:

Title:

EuroFund 2000 (Israeli) L.P.

By:

Name:

Title:

Aviv Ventures I, L.P.

By:

Name:

Title:

Aviv Parallel Fund I, L.P.

By:

Name:

Title:

Meshulam Levinstein Engineering and Contracting Ltd.

By:

Name:

Title:

Sharon Carmel	Tal Barnoach

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Tal Barnoach
(on behalf of Ohad Pressman, Eli Ben David, Alon Kabilo, Maya Alon, Sharon Nave Reifman, Dan Hod, Tamir Mor, Omer Paran, Moshe Manobela, Ilan Gracier, Naphtali Gilead, Ronen Aseo and Haggai Reuven)

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